Filed Pursuant to Rule 424(b)(1)
File No. 333-113501
File No. 333-113501-01

PROSPECTUS

60,000 Preferred Securities

AVISTA CORPORATION

AVA Capital Trust III
Flexible Trust Preferred Securities
(T-FLEXSM)
(Five Year Initial Fixed Rate Period)
(Liquidation Amount $1,000 per Preferred Security)

Fully and unconditionally guaranteed, as described herein

The initial distribution rate on the Flexible Trust Preferred Securities will be 6.50% per annum from the date of original issuance through March 31, 2009, which is the initial fixed rate period. Thereafter, the distribution rate for the Preferred Securities may be at fixed rates determined through remarketings of the Preferred Securities for specific periods of varying length or may be at a Floating Rate as defined herein.

A brief description of the Preferred Securities can be found under Summary Information-Q&A in this Prospectus.

	Per
	Preferred
	Security	Total

Initial public offering price(1)	$1,000.00	$60,000,000
Underwriting commissions to be paid by Avista Corporation	$ 15.00	$ 900,000
Proceeds to AVA Capital Trust III	$ 985.00	$59,100,000

(1) Plus accumulated distributions, if any, from the date of original issuance, which is expected to be April 5, 2004.

INVESTING IN THESE PREFERRED SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 6 OF THIS PROSPECTUS

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Preferred Securities or determined that this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The Preferred Securities will be ready for delivery in book-entry form only through The Depository Trust Company on or about April 5, 2004.

LEHMAN BROTHERS

MCDONALD INVESTMENTS INC.

PIPER JAFFRAY

The date of this Prospectus is March 29, 2004.

You should rely only on the information incorporated by reference or provided in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of this Prospectus.

i

SUMMARY INFORMATION – Q&A

The following information supplements, and should be read together with, the information contained in other parts of this Prospectus. This summary highlights selected information from this Prospectus to help you understand the Flexible Trust Preferred Securities (the “Preferred Securities”). You should carefully read this Prospectus to understand fully the terms of the Preferred Securities as well as the tax and other considerations that are important to you in making a decision about whether to invest in the Preferred Securities. You should pay special attention to the Risk Factors section beginning on page 6 of this Prospectus to determine whether an investment in the Preferred Securities is appropriate for you.

What are the Preferred Securities?

Each Preferred Security represents an undivided beneficial interest in the assets of AVA Capital Trust III (the “Trust”). Each Preferred Security will entitle the holder to receive cash distributions (“Distributions”) as described in this Prospectus. The Trust is offering 60,000 Preferred Securities at a price of $1,000 for each Preferred Security.

Who is the Trust?

The Trust is a Delaware statutory trust. Its principal place of business is c/o Avista Corporation, 1411 East Mission Avenue, Spokane, Washington 99202, and its telephone number is 509-489-0500.

The Trust will sell its Preferred Securities to the public and its common securities (the “Common Securities”) to Avista Corporation (the “Company” or “Avista Corp.”). The Trust will use the proceeds from these sales to buy a series of Subordinated Debt Securities, Series due 2034 (the “Subordinated Debt Securities”) from the Company with the same financial terms as the Preferred Securities. The Company will guarantee payments made on the Preferred Securities as described herein.

Union Bank of California, N.A. will act as institutional trustee (the “Institutional Trustee”) of the Trust. Two officers of the Company also will act as trustees (the “Regular Trustees”) of the Trust. SunTrust Delaware Trust Company will be an additional trustee (the “Delaware Trustee”) of the Trust.

Union Bank of California, N.A. will act as trustee (the “Indenture Trustee”) under the Indenture, dated as of April 1, 2004 (the “Indenture”), pursuant to which the Subordinated Debt Securities will be issued and will act as trustee (the “Guarantee Trustee”) under the Trust Securities Guarantee, dated as of April 5, 2004, of the Company (the “Guarantee”). The Institutional Trustee, the Delaware Trustee and the Regular Trustees are sometimes referred to as the “Securities Trustees”.

Who is the Company?

The Company is an energy company engaged in the generation, transmission and distribution of electric energy and the distribution of natural gas, as well as other energy-related businesses. The Company provides electric distribution and transmission as well as natural gas distribution services in eastern Washington and northern Idaho and natural gas distribution service in northeast and southwest Oregon and the South Lake Tahoe region of California. The Company’s principal executive offices are located at 1411 East Mission Avenue, Spokane, Washington 99202, telephone number (509) 489-0500.

What will the Distribution Rate be on the Preferred Securities?

Distributions will initially be paid at a rate (a “Distribution Rate”) of 6.50% per annum (the “Initial Distribution Rate”), payable semiannually in arrears, for the period from the date of original issuance of the Preferred Securities (the “Issue Date”), which is expected to be April 5, 2004, through March 31, 2009 (the “Initial Fixed Rate Period”).

The Company and the Trust will have the option to remarket the Preferred Securities prior to expiration of the Initial Fixed Rate Period to establish a new fixed per annum Distribution Rate (together with the Initial Distribution Rate and any subsequent fixed rate established pursuant to a remarketing, as described below, a “Fixed Rate”) with respect to the Preferred Securities (to be in effect after the Initial Fixed Rate Period). Any new Fixed Rate so established will be in effect for such period (together with the Initial Fixed Rate Period and any subsequent period established pursuant to a remarketing, as described below, a “Fixed Rate Period”) as the Company and the Trust determine in connection with the remarketing, provided that a Fixed Rate Period must be for a duration of at least six months. A Fixed Rate Period may not extend beyond April 1, 2034 , the final maturity of the Subordinated Debt Securities, and may not end on a day other than a day immediately preceding a Distribution Payment Date (as defined below). Distributions on Preferred Securities during any Fixed Rate Period will be payable semiannually in arrears. Prior to the expiration of any Fixed Rate Period, the Company and the Trust will have the option to again remarket the Preferred Securities to establish a new Fixed Rate for a new Fixed Rate Period (to be in effect after the expiration of the then current Distribution Period, as defined below).

If the Company and the Trust do not remarket the Preferred Securities prior to expiration of the Initial Fixed Rate Period or any subsequent Fixed Rate Period, or if they are unable to successfully remarket all Preferred Securities tendered for sale in a remarketing, Distributions on the Preferred Securities will thereafter be payable at a floating rate (a “Floating Rate”) reset quarterly equal to 3.66% (the “Initial Credit Spread”), plus the “Adjustable Rate”, which will be the greater of (i) the 3-month LIBOR Rate; (ii) the 10-year Treasury CMT Rate; and (iii) the 30-year Treasury CMT Rate (each as defined herein). A Floating Rate will be in effect until the Company and the Trust subsequently remarket Preferred Securities to again establish a Fixed Rate for a new Fixed Rate Period as described above. During any period during which a Floating Rate is in effect (a “Floating Rate Period”), Distributions on the Preferred Securities will be payable quarterly in arrears. The Company and the Trust may elect to remarket the Preferred Securities prior to any Distribution Payment Date relating to a Floating Rate Period in order to again establish a new Fixed Rate for a new Fixed Rate Period (to be in effect after the expiration of the then current Distribution Period).

In this Prospectus, each semiannual distribution period in a Fixed Rate Period (including, without limitation, the Initial Fixed Rate Period) and each quarterly distribution period in a Floating Rate Period are sometimes referred to as a “Distribution Period”.

What are the procedures for remarketing the Preferred Securities and establishing the Distribution Rate for Distribution Periods subsequent to the Initial Fixed Rate Period?

In connection with any remarketing of the Preferred Securities, holders of Preferred Securities will be given the option to elect to retain or tender all or a portion of their Preferred Securities for sale in the remarketing. Such election will be required to be made on a date that is no later than the fifth Business Day (as defined below) prior to the proposed remarketing date (an “Election Date”). A holder that fails to give an election notice to the Remarketing Agent (as defined below) by the Election Date will be deemed to have elected to tender its Preferred Securities for purchase in the remarketing. A holder of Preferred Securities may notify the Remarketing Agent of its interest in retaining all or some of its Preferred Securities, provided that the new Distribution Rate is a Fixed Rate not less than a rate per annum specified by the holder. In such case, the holder will tender all its Preferred Securities and then be given priority to purchase the specified number of Preferred Securities in the remarketing, provided the new Distribution Rate is a Fixed Rate not less than the rate specified by the holder.

If the Remarketing Agent is able to remarket all Preferred Securities tendered or deemed tendered in connection with the remarketing at a price equal to $1,000 per Preferred Security for the new Fixed Rate Period selected by the Company and the Trust, the Distribution Rate on the Preferred Securities for the new Fixed Rate Period will be the rate that the Remarketing Agent determines, in its sole judgment, to be the lowest rate per annum that will enable it to remarket all Preferred Securities tendered or deemed tendered for purchase in the remarketing at a price of $1,000 per Preferred Security.

If the Remarketing Agent is unable to remarket all Preferred Securities tendered or deemed tendered for purchase in a remarketing at a price equal to $1,000 per Preferred Security for the new Fixed Rate Period selected by the Company and the Trust, the Distribution Rate on the Preferred Securities will be the then applicable Floating Rate. In such case, each holder will continue to hold its Preferred Securities at the Floating Rate.

The purchase price payable to a holder for any Preferred Securities purchased from it in a remarketing will be equal to $1,000 per Preferred Security plus accrued and unpaid Distributions. Lehman Brothers Inc. is expected to act as remarketing agent (the “Remarketing Agent”) in connection with any remarketing of the Preferred Securities.

You should read Description of the Preferred Securities–Remarketing for more information regarding the procedures relating to a remarketing of the Preferred Securities.

When will you receive Distributions?

If you purchase the Preferred Securities, you are entitled to receive Distributions at the Distribution Rate on the applicable distribution payment date (each, a “Distribution Payment Date”). During the Initial Fixed Rate Period, Distributions will be payable semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 2004. In any subsequent Fixed Rate Period, Distributions will be payable semiannually in arrears determined based on the Remarketing Date (as defined below) (if the Preferred Securities are remarketed for a new Fixed Rate Period that begins on April 1 or October 1, Distributions will be payable on April 1 and October 1 of each year and if the Preferred Securities are remarketed for a new Fixed Rate Period that begins on January 1 or July 1, Distributions will be payable on January 1 and July 1 of each year). Distributions during any Floating Rate Period will be payable on January 1, April 1 , July 1 and October 1 of each year.

When can payment of your Distributions be deferred?

The Company can, on one or more occasions, defer interest payments on the Subordinated Debt Securities for up to five years at a time (each, an “Extension Period”). A deferral of interest payments cannot extend, however, beyond the maturity date of the Subordinated Debt Securities (which is April 1, 2034 ). See Description of the Subordinated Debt Securities–Option to Extend Interest Payment Period.

If the Company defers interest payments on the Subordinated Debt Securities, the Trust will also defer Distributions on the Preferred Securities. During any Extension Period, Distributions will continue to accrue on the Preferred Securities. If the Company elects to defer interest during a Fixed Rate Period, Distributions will continue to accrue at the Fixed Rate until the expiration of the Fixed Rate Period. Upon expiration of such Fixed Rate Period and any Fixed Rate Period during the Extension Period, the Company and the Trust will have the option to remarket the Preferred Securities for a new Fixed Rate Period. If the Company and the Trust do not remarket the Preferred Securities, the Floating Rate during the Extension Period shall not be less than the Fixed Rate for the Fixed Rate Period just ended. If the Company elects to defer interest during a Floating Rate Period, Distributions will continue to accrue at the applicable Floating Rate, reset quarterly, subject to the right of the Company and the Trust to remarket the Preferred Securities prior to any Distribution Payment Date in order to establish a new Fixed Rate Period to begin on that Distribution Payment Date. Deferred Distributions will themselves accrue interest at the then prevailing Distribution Rate (to the extent permitted by law). Once the Company makes all interest payments on the Subordinated Debt Securities, with accrued interest, it can again defer interest payments on the Subordinated Debt Securities.

During any period in which the Company defers interest payments on the Subordinated Debt Securities, the Company will not be permitted to (with limited exceptions):

•	declare or pay any dividend on, make any distribution or liquidation payment with respect to, or redeem, purchase or exchange any of its capital stock, or
•	make any payment of principal, premium, if any, or interest, if any, on or repay, repurchase or redeem any of its debt securities that rank pari passu with or junior in right of payment to the Subordinated Debt Securities, or
•	make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee).

For a description of the limited exceptions pursuant to which the Company may make certain repurchases, redemptions or other acquisitions during an Extension Period, see Description of the Preferred Securities–Certain Covenants.

If the Company defers payments of interest on the Subordinated Debt Securities, the Preferred Securities will, from the time of deferral, be treated as being issued with original issue discount (“OID”) for United States federal income tax purposes. This means you will be required to recognize interest income with respect to deferred Distributions and include such amounts in your gross income for United States federal income tax purposes even though you will not have received any cash Distributions relating to such interest income. You should consult with your own tax advisor regarding the tax consequences of an investment in the Preferred Securities. See Certain United States Federal Income Tax Consequences–Payments of Interest.

When can the Trust redeem the Preferred Securities?

The Trust must redeem all of the outstanding Preferred Securities and Common Securities (together, the “Trust Securities”) when the Subordinated Debt Securities are paid at maturity on April 1, 2034 or are otherwise due. In addition, if the Company redeems the Subordinated Debt Securities before their maturity, the Trust will use the cash it receives from the redemption to redeem Preferred Securities and Common Securities having a combined liquidation amount equal to the principal amount of the Subordinated Debt Securities redeemed.

The Company can redeem, in whole, but not in part, the Subordinated Debt Securities before their maturity on the last Distribution Payment Date relating to the Initial Fixed Rate Period, on such dates with respect to any other Fixed Rate Period as the Company and the Trust may determine prior to the remarketing establishing such Fixed Rate Period or on any Distribution Payment Date relating to a Floating Rate Period (each, a “Redemption Date”), at 100% of their principal amount plus accrued and unpaid interest to that Redemption Date (the “Debt Securities Redemption Price”). The Company also has the option to redeem the Subordinated Debt Securities, in whole, but not in part, at any time at the Debt Securities Redemption Price if certain changes in tax or investment company law occur and certain other conditions are satisfied, as more fully described under Description of the Preferred Securities–Special Event Redemption; Distribution of Subordinated Debt Securities.

What is the Company’s guarantee of the Preferred Securities?

The Company will guarantee the Preferred Securities based on:

•	its obligations to make payments on the Subordinated Debt Securities;
•	its obligations under the Guarantee; and
•	its obligations under the Declaration of Trust and the Agreement as to Expenses and Liabilities between the Company and the Trust (the “Agreement as to Expenses and Liabilities”).

The Company’s obligations under the Subordinated Debt Securities are subordinate and junior in right of payment to all of its Senior Indebtedness (as defined under Description of the Subordinated Debt Securities–Subordination), which aggregated approximately $1.04 billion (including the current portion of long-term debt of $30 million and short-term borrowings of $81 million) at December 31, 2003.

The payment of Distributions on the Preferred Securities is guaranteed by the Company under the Guarantee, but only to the extent the Trust has funds on hand available to make Distributions.

The Company’s obligations under the Guarantee are:

•	subordinate and junior in right of payment to all of its other liabilities, including the Subordinated Debt Securities, except those obligations or liabilities made pari passu or subordinate by their terms;
•	pari passu with its most senior preferred or preference stock, now or hereafter issued by it and with any guarantee now or hereafter entered into by it in respect of any preferred or preference securities by any of its affiliates; and
•	senior to its common stock.

When could the Subordinated Debt Securities be distributed to you?

The Company has the right to dissolve the Trust at any time. If the Company dissolves the Trust, the Trust will liquidate by distributing the Subordinated Debt Securities to holders of the Preferred Securities and the Common Securities on a pro rata basis. For a discussion of the Company’s ability to distribute the Subordinated Debt Securities, see Description of the Preferred Securities–Special Event Redemption; Distribution of Subordinated Debt Securities and –Dissolution of Trust; Liquidation Distribution.

Will the Preferred Securities be listed on a stock exchange?

The Preferred Securities will not be listed on a stock exchange.

Will holders of the Preferred Securities have any voting rights?

Generally, the holders of the Preferred Securities will not have any voting rights. See Description of the Preferred Securities–Voting Rights; Amendment of the Declaration.

In what form will the Preferred Securities be issued?

The Preferred Securities will be represented by one or more global securities that will be deposited with and registered in the name of a securities depository or its nominee. This means that you will not receive a certificate for your Preferred Securities and that your broker will maintain your position in the Preferred Securities. The Company expects that the Preferred Securities will be ready for delivery through a securities depository on or about April 5, 2004. The Depository Trust Company (“DTC”) will act as the initial securities depository for the Preferred Securities.

RISK FACTORS

Your investment in the Preferred Securities will involve certain risks. You should carefully consider the following discussion of risks as well as the other information in this Prospectus before deciding whether an investment in the Preferred Securities is suitable for you.

Risks Relating to the Preferred Securities

The Company’s obligations under the Guarantee and the Subordinated Debt Securities are subordinated.

The Company’s obligations under the Subordinated Debt Securities will rank junior in priority of payment to all of the Company’s Senior Indebtedness (as defined under Description of the Subordinated Debt Securities—Subordination). This means that the Company cannot make any payments on the Subordinated Debt Securities if it defaults on a payment of Senior Indebtedness and does not cure such default within the applicable grace period or if the Senior Indebtedness becomes immediately due because of a default and has not yet been paid in full. The Company’s Senior Indebtedness aggregated approximately $1.04 billion (including the current portion of long-term debt of $30 million and short-term borrowings of $81 million) as of December 31, 2003.

The Company’s obligations under the Guarantee will rank in priority of payment as follows:

•	subordinate and junior in right of payment to all of its other liabilities, including the Subordinated Debt Securities, except those obligations or liabilities made pari passu or subordinate by their terms;
•	pari passu with its most senior preferred or preference stock, now or hereafter issued by it and with any guarantee now or hereafter entered into by it in respect of any preferred or preference securities by any of its affiliates; and
•	senior to its common stock.

This means that the Company cannot make any payments on the Guarantee if it defaults on a payment on any of its other liabilities, except those obligations or liabilities made pari passu or subordinate by their terms. In addition, in the event of the bankruptcy, liquidation or dissolution of the Company, its assets would be available to pay obligations under the Guarantee only after the Company made all payments on its other liabilities, except those obligations or liabilities made pari passu or subordinate by their terms.

Neither the Preferred Securities, the Subordinated Debt Securities nor the Guarantee limit the ability of the Company to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the Subordinated Debt Securities and the Guarantee. See Description of the Subordinated Debt Securities–Subordination.

The Guarantee only covers payments if the Trust has cash available.

The ability of the Trust to pay scheduled Distributions on the Preferred Securities, the Preferred Securities Redemption Price (as defined below) and the liquidation amount of each Preferred Security is solely dependent upon the Company making the related payments on the Subordinated Debt Securities when due.

If the Company defaults on its obligations to pay principal or interest on the Subordinated Debt Securities, the Trust will not have sufficient funds to pay Distributions, the Preferred Securities Redemption Price or the liquidation amount of each Preferred Security. In those circumstances, you will not be able to rely upon the Guarantee for payment of these amounts.

Instead, you:

•	may directly sue the Company or seek other remedies to collect your pro rata share of payments owed; or
•	may rely on the Institutional Trustee to enforce the Trust’s rights under the Subordinated Debt Securities.

Deferral of Distributions would have tax consequences for you and may affect the trading price of the Preferred Securities.

The Company can, on one or more occasions, defer interest payments on the Subordinated Debt Securities for up to five years at any time. If the Company defers interest payments on the Subordinated Debt Securities, the Trust will defer Distributions on the Preferred Securities during such Extension Period. However, Distributions would still accumulate and such deferred Distributions would themselves accrue interest at the prevailing Distribution Rate (to the extent permitted by law).

If the Company defers payments of interest on the Subordinated Debt Securities, you will be required to recognize interest income for United States federal income tax purposes (based on your pro rata share of the interest on the Subordinated Debt Securities held by the Trust) before you receive any cash relating to such interest. In the event of a deferral, this income would constitute OID. In addition, you will not receive such cash if you sell the Preferred Securities before the end of any deferral period or before the Record Date (as defined under Description of the Preferred Securities—Distributions) relating to Distributions which are paid. Instead, the accrued Distributions will be paid to the holder of record on the Record Date, regardless of who the holder of record may have been on any date during the deferral period. Moreover, the accrued OID will be added to your adjusted tax basis in the Preferred Securities but might not be reflected in the amount you realize on the sale. To the extent the amount realized on a sale is less than your adjusted tax basis, you will recognize a capital loss for United States federal income tax purposes. The deduction of capital losses is subject to limitations.

The Company has no current intention of deferring interest payments on the Subordinated Debt Securities. However, if the Company exercises its right in the future, the Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the Subordinated Debt Securities. If you sell the Preferred Securities during an interest deferral period, you may not receive the same return on investment as someone else who continues to hold the Preferred Securities. In addition, the existence of the Company’s right to defer payments of interest on the Subordinated Debt Securities may mean that the market price for the Preferred Securities (which represent an undivided beneficial interest in the Trust, substantially all of the assets of which consist of the Subordinated Debt Securities) may be more volatile than other securities that do not have these rights.

See Certain United States Federal Income Tax Consequences for more information regarding the tax consequences of purchasing, holding and selling the Preferred Securities.

Preferred Securities may be redeemed at any time if certain changes in tax or investment company law occur.

Certain tax law changes have been proposed from time to time which could affect the deductibility of interest paid on the Subordinated Debt Securities. None of these proposals has become law. If certain changes in tax or investment company law occur and are continuing, and certain other conditions are satisfied, the Company has the right to redeem the Subordinated Debt Securities, in whole, but not in part, at any time. Any such redemption will cause a mandatory redemption of all Preferred Securities and Common Securities at a redemption price equal to $1,000 per security plus any accrued and unpaid Distributions (the “Preferred Securities Redemption Price”). See Description of the Preferred Securities–Special Event Redemption; Distribution of Subordinated Debt Securities.

Preferred Securities may be redeemed at the option of the Company.

At the option of the Company, the Subordinated Debt Securities may be redeemed, in whole, but not in part, on the last Distribution Payment Date relating to the Initial Fixed Rate Period, on such dates with respect to any other Fixed Rate Period as the Company and the Trust may determine prior to the remarketing establishing such Fixed Rate Period or on any Distribution Payment Date relating to a Floating Rate Period at the Debt Securities Redemption Price. See Description of the Subordinated Debt Securities–Redemption. You should assume that the Company will exercise its redemption option if the Company is able to refinance at a lower interest rate or it is otherwise in the interest of the Company to redeem the Subordinated Debt Securities. If the Subordinated Debt Securities are redeemed, the Trust must redeem the Preferred Securities and the Common Securities having an aggregate liquidation amount equal to the aggregate principal amount of Subordinated Debt Securities to be redeemed. See Description of the Preferred Securities–Redemption.

There can be no assurance as to the liquidity of the Preferred Securities.

There is no assurance that a secondary market for the Preferred Securities will develop or, if such a market develops, that the Preferred Securities will trade at or close to their stated liquidation amount. The ability of a holder of the Preferred Securities to sell such Preferred Securities may depend on the success of the remarketing. If the Remarketing Agent cannot remarket the Preferred Securities or the Company does not elect to remarket the Preferred Securities, the holders of the Preferred Securities may not be able to sell Preferred Securities. It is not expected that the Preferred Securities will be listed on any securities exchange.

After the Initial Fixed Rate Period, the Distribution Rate on the Preferred Securities will vary.

The Distribution Rate on the Preferred Securities is fixed at 6.50% per annum for the Initial Fixed Rate Period. Thereafter, the Preferred Securities will pay Distributions at Fixed Rates during future Fixed Rate Periods, which rates will be determined through remarketings of the Preferred Securities, or at Floating Rates during Floating Rate Periods, which rates will be the Initial Credit Spread plus the Adjustable Rate. In connection with any proposed remarketing to set a Fixed Rate for a new Fixed Rate Period, you may have the opportunity to elect to sell your Preferred Securities to the Remarketing Agent at a price of $1,000, plus accrued and unpaid Distributions, per Preferred Security. If, however, the remarketing is unsuccessful, the Preferred Securities will pay Distributions at a Floating Rate until any future time that the Company and the Trust elect to remarket the Preferred Securities to set a new Fixed Rate and are able to successfully remarket the Preferred Securities.

Fixed Rate Periods and Floating Rate Periods can be of varying lengths and varying Distribution Rates. Distribution Rates on the Preferred Securities may move back and forth between Fixed Rates and Floating Rates over the life of the Preferred Securities.

There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debt Securities.

There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debt Securities that may be distributed in exchange for Preferred Securities upon a dissolution of the Trust. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made by this Prospectus, in a remarketing or in the secondary market, or the Subordinated Debt Securities that a holder of Preferred Securities may receive upon a dissolution of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered by this Prospectus. As a result of the Company’s right to defer interest payments on the Subordinated Debt Securities, the market price of the Preferred Securities (which represent undivided beneficial interests in the assets of the Trust, substantially all the assets of which consist of the Subordinated Debt Securities) may be more volatile than the market prices of other securities that are not subject to such optional deferrals.

The Company may dissolve the Trust at any time.

The Company has the right to dissolve the Trust at any time. If the Company decides to exercise its right to dissolve the Trust, after satisfying creditors of the Trust, if any, the Trust will liquidate by distributing the Subordinated Debt Securities to holders of the Preferred Securities and the Common Securities on a pro rata basis.

Under current United States federal income tax law, a distribution of Subordinated Debt Securities to you on the dissolution of the Trust should not be a taxable event to you. However, if the Trust is characterized for United States federal income tax purposes as an association taxable as a corporation at the time it is dissolved or if there is a change in law, the distribution of Subordinated Debt Securities to you may be a taxable event to you.

The Company has no current intention of causing the dissolution of the Trust and the distribution of the Subordinated Debt Securities. The Company anticipates that it would consider exercising this right in the event that expenses associated with maintaining the Trust were substantially greater than currently expected such as if certain changes in tax law or investment company law occurred. See Description of the Preferred Securities–Special Event Redemption, Distribution of Subordinated Debt Securities. The Company cannot predict the other circumstances under which this right would be exercised.

You have limited voting rights.

You will have limited voting rights. In particular, subject to certain exceptions, only the Company can appoint or remove any of the Securities Trustees. See Description of the Preferred Securities–Voting Rights; Amendment of the Declaration.

Risks Relating to the Company’s Business

The Company is subject to various operational and event risks, which are common to the utility industry.

Avista Utilities, the Company’s regulated utility operation, is subject to operational and event risks including, among others, increases in load demand, transmission or transport disruptions, fuel quality specifications, forced outages at generating plants and disruptions to information systems and other administrative tools required for normal operations. The Company also has exposure to weather conditions and natural disasters that can cause physical damage to its property, requiring repairs to restore utility service. The emergence of terrorism threats, both domestic and foreign, is a risk to the entire utility industry, including the Company. Potential disruptions to operations or destruction of facilities from terrorism are not readily determinable.

The Company is subject to the commodity price risk, credit risk and other risks associated with energy markets.

Both of the Company’s energy-related businesses, Avista Utilities and Avista Energy, are subject to energy commodity price risk. Price risk is, in general, the risk of fluctuation in the market price of the commodity needed, held or traded. In the case of electricity, prices can be affected by the adequacy of generating reserve margins, scheduled and unscheduled outages of generating facilities, availability of streamflows for hydroelectric generation, the price of thermal generating plant fuel, and disruptions or constraints to transmission facilities. Demand changes (caused by variations in the weather and other factors) can also affect market prices. Any combination of these factors that results in a shortage of energy generally causes the market price of power to move upward. Price risk also includes the risk of fluctuation in the market price of associated derivative commodity instruments (such as options and forward contracts). Price risk may also be influenced to the extent that the performance or non-performance by market participants of their contractual obligations and commitments affect the supply of, or demand for, the commodity.

Avista Utilities and Avista Energy are also subject to credit risk. Credit risk relates to the risk of loss that the Company would incur as a result of non-performance by counterparties of their contractual obligations to deliver energy and make financial settlements.

Credit risk also involves the exposure that counterparties perceive related to performance by the Company to perform deliveries and settlement of energy transactions. These counterparties may seek assurance of performance from the Company in the form of letters of credit, prepayment or cash deposits, and, in the case of Avista Energy, parent company performance guarantees. In periods of price volatility, the level of exposure can change significantly, with the result that sudden and significant demands may be made against the Company’s capital resource reserves (credit facilities and cash).

Avista Energy has concentrations of suppliers and customers in the electric and natural gas industries including electric utilities, natural gas distribution companies, and other energy marketing and trading companies. In addition, Avista Energy has concentrations of credit risk related to geographic location as Avista Energy operates in the western United States and western Canada. These concentrations of counterparties and concentrations of geographic location may negatively impact Avista Energy’s overall exposure to credit risk, because the counterparties may be similarly affected by changes in economic, regulatory or other conditions.

The Company’s commodity marketing and risk management activities may increase the volatility in the Company’s results of operations.

Avista Energy engages in resource management activities, as well as commodity marketing and trading. These activities include entering into financial and physical derivative activities. These derivatives are accounted for in accordance with SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS 149 requires Avista Energy to record all derivatives on the Consolidated Balance Sheet at market value. Changes in the market value of derivatives are immediately recognized in earnings unless they are designated as hedges of forecasted transactions. Changes in the market value of derivatives accounted for as cash flow hedges of forecasted transactions are deferred and recorded as a component of accumulated other comprehensive income until the hedged transactions occur and are recognized in earnings. Most derivative contracts are marked-to-market and changes in their market value, brought upon by fluctuations in the underlying commodity prices, flow through the Consolidated Statements of Income. As a result, the Company is unable to predict the impact that its energy marketing and resource management activities may have on its results of operations or financial position.

The Company’s deferred power costs are subject to regulatory review and it will take several years for recovery.

The Company defers the recognition in the income statement of certain power supply costs that are in excess of the level currently recovered from its retail customers as authorized by the Washington Utilities and Transportation Commission (“WUTC”) and the Idaho Public Utilities Commission (“IPUC”). These excess power supply costs are recorded as a deferred charge on the balance sheet with certain of these costs remaining subject to future review and the opportunity for recovery through retail rates.

In Washington, power costs are deferred under an Energy Recovery Mechanism (“ERM”) as established by WUTC order. The ERM allows the Company to increase or decrease electric rates periodically with WUTC approval (subject to prudency review) to reflect changes in power supply costs. Under the ERM, the Company agreed to make an annual filing on or before April 1st of each year to provide the opportunity for the WUTC and other interested parties to review the prudence of and audit the ERM deferred power costs transactions for the prior calendar year.

In Idaho, power costs are deferred under a Power Cost Adjustment (“PCA”) mechanism, which allows the Company to modify electric rates periodically with IPUC approval (subject to prudency review) to recover or rebate a substantial portion of the difference between actual net power supply costs and the amount included in base retail rates. The IPUC originally approved a 19.4 percent surcharge in October 2001, which has been extended through October 2004 for recovery of previously deferred power costs.

Despite the opportunity to eventually recover a substantial portion of power and natural gas costs in excess of the levels currently recovered from retail customers, the Company’s cash flows are negatively affected in the periods in which these costs are paid. Factors that could cause the Company’s purchased power costs to exceed the levels currently recovered from its customers include, but are not limited to, higher prices in wholesale markets and/or increased requirements to purchase power. Factors beyond the Company’s control that could result in an increased need to purchase power include, but are not limited to, increases in demand (either due to weather or customer growth), low availability of hydroelectric resources, outages at generating facilities and failure of third parties to deliver on energy or capacity contracts. The Company currently expects that the recovery of current balances of deferred power costs will take several years.

The Company is currently the subject of several regulatory proceedings and named in multiple lawsuits with respect to its activities in western energy markets.

Since August 2002, the Company and other market participants have been subject to an ongoing investigation by the Federal Energy Regulatory Commission (“FERC”) into certain of the Company’s trading practices in western energy markets. The Company has entered into an agreement in resolution that has been certified by the FERC Chief Administrative Law Judge, which, if approved by the FERC, would resolve all issues in this investigation. However, certain California parties (the Office of the Attorney General, the California Public Utilities Commission and the California Electricity Oversight Board, filing jointly) have filed a motion challenging the resolution and certification of this agreement.

The FERC is conducting proceedings and investigations related to market controls within the western United States that include proposals by certain parties to impose refunds. As a result, certain parties have asserted claims for significant refunds from the Company, which could result in liabilities for refunding revenues recognized in prior periods. The Company has joined other parties in opposing these proposals. On June 25, 2003, the FERC denied the request of certain parties for retroactive refunds for spot market sales in the Pacific Northwest during the period from December 25, 2000 to June 20, 2001. On July 25, 2003, several other parties filed requests for rehearing on the FERC’s order on the Pacific Northwest refund proceedings. The requests for rehearing were denied by the FERC in November 2003. A petition for review of the FERC’s decision was filed by the City of Tacoma on December 24, 2003, with the United States Court of Appeals for the Ninth Circuit.

There has also been a class action shareholder lawsuit filed against the Company. On August 19, 2003, the plaintiffs filed their consolidated amended class action complaint. In their complaint, the plaintiffs assert violations of the federal securities laws in connection with alleged misstatements and omissions of material fact pursuant to Sections 10(b)

and 20(a) of the Securities Exchange Act of 1934, as amended. In particular, the plaintiffs allege that the Company did not have adequate risk management processes, procedures and controls. The plaintiffs further allege that the Company failed to disclose that it engaged in unlawful energy trading practices and that it manipulated western power markets. The plaintiffs assert that alleged misstatements and omissions have occurred in the Company’s filings with the Securities and Exchange Commission (the “SEC”) and other information made publicly available by the Company, including press releases. The Company filed a motion to dismiss this complaint in October 2003 and the plaintiffs filed an answer to this motion in January 2004. Arguments before the court on the motion are scheduled to be held in March 2004.

Several parties, including the Port of Seattle and the Attorney General of the State of Montana, have filed complaints against numerous companies, including the Company, alleging various violations of laws with respect to alleged manipulation of western energy markets.

At this time, the Company cannot predict the outcome or potential impact of these regulatory proceedings and lawsuits.

The Company has contingent liabilities with respect to certain environmental and other matters.

The Company is subject to environmental regulation by federal, state and local authorities. Current environmental issues include a lawsuit filed against the owners of the Colstrip Generating Project (Colstrip). The Company has a 15 percent ownership interest in units 3 and 4 of Colstrip, which is located in southeastern Montana. The plaintiffs allege damages to buildings as a result of rising ground water as well as damages from contaminated waters leaking from the lakes and ponds of Colstrip.

Other environmental issues include contamination of certain parcels of land that the Company currently owns or has formerly owned, contamination of certain portions of the Spokane River, issues surrounding the relicensing of the Company’s hydroelectric facilities on the Spokane River as well as the levels of dissolved gas in waters downstream of its hydroelectric facilities and the resulting impact on free ranging fish.

In addition, the Company is liable for compensation (not yet determined as to amount) for the use of portions of the bed and banks of Lake Coeur d’Alene and the St. Joe River which have been held to be property of the Coeur d’Alene Tribe of Idaho.

These matters are the subject of ongoing litigation, mediation, investigation and/or negotiation. The Company cannot predict the ultimate outcome or potential impact of any particular issue, including the extent, if any, of insurance coverage or the extent, if any, that amounts payable by the Company may be recoverable through the rate-making process.

The Company needs to maintain adequate credit with banks.

The Company needs to maintain access to adequate levels of credit with its banks. On May 13, 2003, the Company amended its committed line of credit with various banks to increase the amount to $245.0 million from $225.0 million and extend the expiration date to May 11, 2004. The committed line of credit is secured by $245.0 million of non-transferable first mortgage bonds of the Company issued to the agent banks. The Company is currently in discussion with its banks for the renewal of the committed line of credit for an additional year beyond the May 11, 2004 expiration date. However, at this time, the Company cannot predict whether it will have access to credit beyond the expiration date. The committed line of credit contains customary covenants and default provisions, including covenants not to permit the ratio of “consolidated total debt” to “consolidated total capitalization” of the Company to be, at the end of any fiscal quarter, greater than 65%. As of December 31, 2003, the Company was in compliance with this covenant. The committed line of credit also has a covenant requiring the ratio of “earnings before interest, taxes, depreciation and amortization” to “interest expense” of Avista Utilities for the twelve-month period ending December 31, 2003 to be greater than 1.6 to 1. As of December 31, 2003, the Company was in compliance with this covenant.

Although as of December 31, 2003 the Company was in compliance with the covenants of all of its financing arrangements, any future default on its committed line of credit or other financing arrangements could result in cross-defaults to other agreements and could induce vendors and other counterparties to demand collateral. In the event of default, it would be difficult for the Company to obtain financing on any reasonable terms to pay creditors or fund operations, and the Company would likely be prohibited from paying dividends on its common stock.

On July 25, 2003, Avista Energy and its subsidiary, Avista Energy Canada, Ltd., as co-borrowers, entered into a committed credit agreement with a group of banks in the aggregate amount of $110.0 million expiring July 23, 2004. The

Avista Energy credit agreement contains customary covenants and default provisions, including covenants to maintain “minimum net working capital” and “minimum net worth”, as well as a covenant limiting the amount of indebtedness which the co-borrowers may incur. The credit agreement also contains covenants and other restrictions related to Avista Energy’s trading limits and positions, including Value-at-Risk limits, restrictions with respect to changes in risk management policies or volumetric limits, and limits on exposure related to hourly and daily trading of electricity. Also, a reduction in the long-term credit rating of Avista Corp. to below BB+ or the equivalent thereof by Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or Ba1 or the equivalent thereof by Moody’s Investors Services, Inc. would represent an event of default under Avista Energy’s credit agreement. These covenants, certain counterparty agreements and current market liquidity conditions result in Avista Energy maintaining certain levels of cash and therefore effectively limit the amount of cash dividends that are available for distribution to Avista Capital and ultimately Avista Corp. At this time, the Company cannot predict whether Avista Energy will have access to credit beyond the July 23, 2004 expiration date of its committed line of credit.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

The Company is including the following cautionary statements in this Prospectus to make applicable, and to take advantage of, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Company or the Trust. Forward-looking statements include statements concerning plans, objectives, goals, strategies, projections of future events or performance, and underlying assumptions (many of which are based, in turn, upon further assumptions) and are all statements which are not statements of historical fact. Forward-looking statements include statements that are identified by the use of the words such as, but not limited to, “will”, “anticipates”, “seeks to”, “estimates”, “expects”, “intends”, “plans”, “predicts”, and similar expressions. From time to time, the Company may publish or otherwise make available forward-looking statements of this nature. All such subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company or the Trust, are also expressly qualified by these cautionary statements.

Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Most of these uncertainties are beyond the Company’s control. Such risks and uncertainties include, among others:

•	changes in the utility regulatory environment in the individual states and provinces in which the Company operates and the United States and Canada in general. This can impact allowed rates of return, financings, or industry and rate structures;
•	the impact of regulatory and legislative decisions, including FERC price controls, and including possible retroactive price caps and resulting refunds;
•	the potential effects of any legislation or administrative rulemaking passed into law;
•	the impact from the potential formation of a Regional Transmission Organization and/or an Independent Transmission Company;
•	the impact from the implementation of the FERC’s proposed wholesale power market rules;
•	volatility and illiquidity in wholesale energy markets, including the availability and prices of purchased energy and demand for energy sales;
•	wholesale and retail competition (including but not limited to, electric retail wheeling and transmission costs);
•	future streamflow conditions that affect the availability of hydroelectric resources;
•	outages at any Company-owned generating facilities from any cause including equipment failure;
•	unanticipated delays or changes in construction costs with respect to present or prospective facilities;
•	changes in weather conditions that can affect customer demand, result in natural disasters and/or disrupt energy delivery;
•	changes in industrial, commercial and residential growth and demographic patterns in the Company’s service territory;

•	the loss of significant customers and/or suppliers;
•	failure to deliver on the part of any parties from which the Company purchases and/or sells capacity or energy;
•	changes in the creditworthiness of customers and energy trading counterparties;
•	the Company’s ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including the Company’s credit ratings, interest rate fluctuations and other capital market conditions;
•	changes in future economic conditions in the Company’s service territory and the United States in general, including inflation or deflation and monetary policy;
•	the potential for future terrorist attacks, particularly with respect to utility plant assets;
•	changes in tax rates and/or policies;
•	changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs;
•	the outcome of legal and regulatory proceedings concerning the Company or affecting directly or indirectly its operations, including the potential disallowance of previously deferred costs;
•	employee issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives, as well as the ability to recruit and retain employees;
•	changes in actuarial assumptions and the return on assets with respect to the Company’s pension plan, which can impact future funding obligations, costs and pension plan liabilities;
•	increasing health care costs and the resulting effect on health insurance premiums paid for employees and on the obligation to provide post-retirement health care benefits; and
•	increasing costs of insurance, changes in coverage terms and the ability to obtain insurance.

The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis including, without limitation, management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties. However, there can be no assurance that the Company’s expectations, beliefs, or projections will be achieved or accomplished. Furthermore, any forward-looking statement speaks only as of the date on which such statement is made. The Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the Company’s business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

AVISTA CORPORATION AND SELECTED FINANCIAL INFORMATION

Selected Financial Information

Set forth below is certain audited consolidated financial information for the years ended December 31, 2003, 2002 and 2001. This financial information has been derived from the consolidated financial statements of the Company, which are incorporated herein by reference. The following material should be read in conjunction with the Company’s consolidated financial statements and related notes, management’s discussion and analysis of results of operations and other financial information which are incorporated by reference herein.

	Year Ended December 31,

	2003	2002	2001

(in millions of dollars, except ratios)
Operating Revenues	$1,123	$1,063	$1,512
Operating Income	172	157	184
Income From Continuing Operations	51	42	68
Net Income	45	31	12
Income for Common Stock	43	29	10
Ratios of Earnings to Fixed Charges(1)	1.88	1.69	1.98

(1)	The ratios for the years 2000 and 1999 were 3.62 and 1.71, respectively. The ratios are computed using the consolidated earnings and fixed charges of the Company and its subsidiaries. Earnings consist of Income from Continuing Operations increased by, income tax expense and fixed charges. Fixed charges consist of interest on debt and preferred trust securities, net amortization of debt expense and premium, and the interest portion of rentals.

General

The Company, which was incorporated in the State of Washington in 1889, is an energy company engaged in the generation, transmission and distribution of energy as well as other energy-related businesses. The Company’s corporate headquarters are in Spokane, Washington, which serves as the Inland Northwest center for manufacturing, transportation, health care, education, communication, agricultural, financial and service businesses.

The Company has four business segments:
•	Avista Utilities;
•	Energy Marketing and Resource Management;
•	Avista Advantage, Inc. (“Avista Advantage”); and
•	Other.

Avista Utilities is an operating division of the Company comprising the regulated utility operations that started in 1889. Avista Utilities generates, transmits and distributes electricity and distributes natural gas. Avista Utilities also engages in wholesale purchases and sales of electric capacity and energy. Avista Capital, a wholly-owned subsidiary of the Company, is the parent company of all of the subsidiary companies in the non-utility business segments.

Avista Utilities

Avista Utilities generates, transmits and distributes electricity and distributes natural gas. Retail electric and natural gas customers include residential, commercial and industrial classifications. Avista Utilities also engages in wholesale purchases and sales of electric capacity and energy as part of its resource management and load-serving obligations.

Avista Utilities provides electric distribution and transmission as well as natural gas distribution services in a 26,000 square mile area in eastern Washington and northern Idaho with a population of approximately 850,000. It also provides natural gas distribution service in a combined 4,000 square mile area in northeast and southwest Oregon and the South Lake Tahoe region of California with a population of approximately 495,000. At the end of 2003, Avista

Utilities supplied retail electric service to a total of 325,000 customers and retail natural gas service to a total of 298,000 customers across its entire service territory.

In addition to providing electric transmission and distribution services, Avista Utilities generates electricity from its owned facilities. Avista Utilities owns and operates eight hydroelectric projects, a wood-waste fueled generating station, a two-unit natural gas-fired combustion turbine (“CT”) generating facility and two small generating facilities. In July 2003, the combined cycle natural gas-fired Coyote Springs 2 Generation Project (“Coyote Springs 2”) was placed into operation. Avista Utilities has a 50 percent ownership interest in Coyote Springs 2. Avista Utilities also owns a 15 percent share in a two-unit coal-fired generating facility and leases and operates a two-unit natural gas-fired CT generating facility. WP Funding LP, an entity that is included in the Company’s consolidated financial statements and included in the Avista Utilities business segment, owns the two-unit natural gas-fired CT generating facility that is leased by Avista Utilities. In addition to company-owned resources, Avista Utilities has a number of long-term power purchase and exchange contracts that increase its available resources.

Energy Marketing and Resource Management

The Energy Marketing and Resource Management business segment includes Avista Energy, Inc. (“Avista Energy”) and Avista Power, LLC (“Avista Power”), both subsidiaries of Avista Capital.

Avista Energy is an electricity and natural gas marketing, trading and resource management business, operating primarily within the Western Electricity Coordinating Council geographic area, which is comprised of eleven western states as well as the provinces of British Columbia and Alberta, Canada. Avista Energy focuses on optimization of combustion turbines and hydroelectric assets owned by other entities, long-term electric supply contracts, natural gas storage, and electric and natural gas transmission and transportation arrangements. Avista Energy is also involved in trading electricity and natural gas, including derivative commodity instruments.

Avista Power is an investor in certain generation assets, primarily its 49 percent interest in a 270-megawatt natural gas-fired combustion turbine plant in northern Idaho (Lancaster Project), which commenced commercial operation in September 2001. All of the output from the Lancaster Project is contracted to Avista Energy through 2026.

Avista Advantage

Avista Advantage is a provider of utility bill processing, payment and information services to multi-site customers throughout North America. Avista Advantage’s solutions are designed to provide multi-site companies with critical and easy-to-access information that enables them to proactively manage and reduce their facility-related expenses.

Other

The Other business segment includes several subsidiaries, including Avista Ventures, Inc., Pentzer Corporation, Avista Development and certain other operations of Avista Capital. The Company continues to limit its future investment in the Other business segment. Over time as opportunities arise, the Company plans to dispose of assets and phase out of operations in the Other business segment.

Discontinued Operations

In July and September 2003, the Company announced total investments of $12.2 million by private equity investors in a new entity, AVLB, Inc., which acquired the assets previously held by the Company’s fuel cell manufacturing and development subsidiary, Avista Labs. As of December 31, 2003, Avista Corp. had an ownership interest of approximately 17.5 percent in AVLB, Inc., with the opportunity but no further obligation to fund or invest in this business.

Avista Communications, Inc., provided local dial tone, data transport, internet services, voice messaging and other telecommunications services to several communities in the western United States. In September 2001, the Company decided to dispose of substantially all of the assets of Avista Communications, Inc. The divestiture of operating assets was completed by the end of 2002.

AVA CAPITAL TRUST III

The Trust is a statutory trust created under Delaware law by the filing of a certificate of trust with the Delaware Secretary of State on November 4, 1996. The original name of the Trust was Washington Water Power Capital III. The Trust’s name was changed to AVA Capital Trust III pursuant to an amended and restated certificate of trust filed with the Delaware Secretary of State on March 9, 2004. The Trust’s business is defined in a declaration of trust, dated November 4, 1996, executed by the Company, as Sponsor, and the Securities Trustees thereunder. This declaration was amended on March 9, 2004 to reflect the change of the name of the Trust and to appoint new Securities Trustees. The declaration of trust will be further amended and restated in its entirety on the Issue Date substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part (the “Declaration”). The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the “1939 Act”). The Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust; (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debt Securities; (iii) maintaining its status as a grantor trust for federal income tax purposes; (iv) making Distributions; and (v) engaging in only those other activities necessary, appropriate, convenient or incidental thereto. The Trust has a term of approximately 30 years, but may terminate earlier as provided in the Declaration.

Upon issuance of the Preferred Securities offered by this Prospectus, the purchasers thereof will own all of the Preferred Securities issued by the Trust. The Company will acquire all of the Common Securities, which will have an aggregate liquidation amount equal to at least 3% of the total capital of the Trust. The Common Securities will rank on a parity with, and payments will be made thereon pro rata with, the Preferred Securities, except that upon the occurrence and continuance of an Indenture Event of Default (as defined below), the rights of the holders of Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities.

The Trust’s business and affairs will be conducted by the Securities Trustees, which shall be appointed by the Company as the holder of the Common Securities. Two officers of the Company initially will serve as the Regular Trustees. Union Bank of California, N.A. will serve as Institutional Trustee and will hold legal title to the Subordinated Debt Securities issued by the Company on behalf of the Trust and the holders of the Trust Securities. SunTrust Delaware Trust Company will serve as Delaware Trustee. In certain circumstances, the holders of a majority in liquidation amount of the Preferred Securities will be entitled to appoint a substitute institutional trustee. See Description of the Preferred Securities–Voting Rights.

The Institutional Trustee will hold legal title to the Subordinated Debt Securities for the benefit of the Trust and the holders of the Trust Securities and will have the power to exercise all rights, powers and privileges under the Indenture as the holder of the Subordinated Debt Securities. The Institutional Trustee will make payments of Distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities. Subject to the right of the holders of the Preferred Securities to appoint a substitute Institutional Trustee in certain instances, the Company, as the holder of all the Common Securities, will have the right to appoint, remove or replace all the Securities Trustees.

The Subordinated Debt Securities will constitute substantially all of the assets of the Trust. Other assets that may constitute “Trust Property” (as that term is defined in the Declaration) include any cash on deposit in, or owing to, the payment account as established under the Declaration, as well as any other property or assets held by the Institutional Trustee pursuant to the Declaration. In addition, the Trust may, from time to time, receive cash pursuant to the Agreement as to Expenses and Liabilities.

The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are as set forth in the Declaration, the Delaware Statutory Trust Act and the 1939 Act. See Description of the Preferred Securities.

The principal place of business of the Trust shall be c/o the Company, 1411 East Mission Avenue, Spokane, Washington 99202, telephone number (509) 489-0500.

CAPITALIZATION

The following table sets forth the Company’s consolidated capitalization as of December 31, 2003, as well as the Company’s short-term debt (including the current portion of long-term debt). The following data are qualified in their entirety by the Company’s financial statements and other information incorporated herein by reference. The “As Adjusted” column reflects the sale of the Preferred Securities, the Company’s receipt of proceeds of approximately $58.6 million from this offering (after discounts and commissions and estimated offering expenses) and the application of $58.6 million of the proceeds as discussed under “Use of Proceeds”.

	As of December 31, 2003

	Actual	As Adjusted

		(unaudited)

   (millions of dollars)

Short-Term Debt (including current portion of long-term debt)(1)	110	110
Long-Term Debt(1)	925	925
Long-Term Debt to Affiliated Trusts	113	113
Preferred Stock (including current portion)	32	32
Common Equity	751	751

Total Capitalization	$1,931	$1,931

(1)	Long-term debt includes $343 million of first mortgage bonds. Short-term debt includes indebtedness outstanding under the Company’s $245 million revolving credit agreement, $80 million outstanding at December 31, 2003 and $80 million, as adjusted. The Company has delivered $245 million of non-transferable first mortgage bonds to the agent bank in order to secure its obligations under the revolving credit agreement. Short-term debt also includes approximately $29 million of maturing unsecured medium-term notes.

USE OF PROCEEDS

The Trust will invest the proceeds received from the sale of the Trust Securities in the Subordinated Debt Securities. The net proceeds received by the Company from such investment, together with other available funds, will be used by the Company to redeem $60 million in aggregate outstanding principal amount of the Company’s 7 7/8% Junior Subordinated Deferrable Interest Debentures, Series A, due 2037 which will, in turn, cause the redemption of the Avista Capital I 7 7/8% Trust Originated Preferred Securities, Series A.

ACCOUNTING TREATMENT

For financial reporting purposes, the Subordinated Debt Securities issued by the Company to the Trust will be included as a liability on the Company’s consolidated balance sheet under Long-Term Debt to Affiliated Trusts. The Company’s investment in the Common Securities of the Trust will be included as an asset on the Company’s consolidated balance sheet as an Investment in Affiliated Trusts. Interest payments on the Subordinated Debt Securities will be included in interest expense on the consolidated statement of income. Distributions on the Common Securities held by the Company will be included in interest income on the consolidated statements of income.

DESCRIPTION OF THE PREFERRED SECURITIES

The Preferred Securities will be issued pursuant to the terms of the Declaration. The Declaration will be qualified as an indenture under the 1939 Act. The Institutional Trustee will act as the Indenture Trustee with respect to the Trust, as well as the Guarantee, for purposes of compliance with the provisions of the 1939 Act. The terms of the Preferred Securities will include those stated in the Declaration and the Delaware Statutory Trust Act and those made part of the Declaration by the 1939 Act. The following summary of the principal terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, as well as the Delaware Statutory Trust Act and 1939 Act.

General

The Declaration authorizes the Regular Trustees, on behalf of the Trust, to issue the Preferred Securities, which represent preferred undivided beneficial interests in the assets of the Trust, and the Common Securities, which represent common undivided beneficial interests in the assets of the Trust. All of the Common Securities will be owned by the Company. The Common Securities rank on a parity with, and payments will be made thereon on a pro rata basis with, the Preferred Securities, except that upon the occurrence of an Indenture Event of Default, the rights of the holders of the Common Securities to receive payment of periodic Distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Declaration does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust. Pursuant to the Declaration, the Institutional Trustee will own and hold the Subordinated Debt Securities for the benefit of the Trust and the holders of the Trust Securities. The payment of Distributions out of money held by the Trust, and payments upon redemption of the Preferred Securities or liquidation of the Trust, are guaranteed by the Company on a subordinated basis as and to the extent described under the captions Risk Factors–Risks Relating to the Preferred Securities–The Company’s obligations under the Guarantee and the Subordinated Debt Securities are subordinated and Description of the Guarantee. The Guarantee does not cover payment of Distributions on the Preferred Securities when the Trust does not have funds available on hand sufficient to make such Distributions. In such event, the remedy of a holder of Preferred Securities is to direct the Institutional Trustee to enforce its rights on the Subordinated Debt Securities. In addition, a holder of Preferred Securities may institute a legal proceeding directly against the Company, without first instituting a legal proceeding against the Institutional Trustee or any other person or entity, for enforcement of payment to such holder of principal of or interest on the Subordinated Debt Securities having a principal amount equal to the aggregate stated liquidation amount of the Preferred Securities of such holder on or after the due dates specified in the Subordinated Debt Securities. The above mechanisms and obligations, together with the Company’s obligations under the Agreement as to Expenses and Liabilities, constitute a full and unconditional guarantee by the Company of payments due on the Preferred Securities.

Distributions

General

The Initial Distribution Rate on the Preferred Securities will be 6.50% per annum, payable semiannually in arrears, for the Initial Fixed Rate Period.

The Company and the Trust will have the option to remarket the Preferred Securities prior to the expiration of the Initial Fixed Rate Period to establish a new Fixed Rate with respect to the Preferred Securities (to be in effect after the Initial Fixed Rate Period). Any new Fixed Rate so established will be in effect for such Fixed Rate Period as the Company and the Trust determine in connection with the remarketing, provided that a Fixed Rate Period must be for a duration of at least six months, may not extend beyond the stated maturity of the Subordinated Debt Securities and may not end on a day other than a day immediately preceding a Distribution Payment Date. Distributions on Preferred Securities during any Fixed Rate Period will be payable semiannually in arrears. Prior to expiration of any Fixed Rate Period, the Company and the Trust will have the option to again remarket the Preferred Securities to establish a new Fixed Rate for a new Fixed Rate Period (to be in effect after the expiration of the then current Fixed Rate Period). In a Fixed Rate Period subsequent to the Initial Fixed Rate Period, the Company and the Trust also have the option to remarket the Preferred Securities for the purpose of establishing a new Fixed Rate for a new Fixed Rate Period prior to any Distribution Payment Date during a time in which Preferred Securities are redeemable.

If the Company and the Trust do not remarket the Preferred Securities prior to expiration of the Initial Fixed Rate Period or any subsequent Fixed Rate Period, or if they are unable to successfully remarket all Preferred Securities tendered for sale in a remarketing, Distributions on the Preferred Securities will thereafter be payable at the Floating Rate, subject to the right of the Company and the Trust to subsequently remarket Preferred Securities to again establish a Fixed Rate for a new Fixed Rate Period. During any Floating Rate Period, Distributions on the Preferred Securities will be payable quarterly in arrears. The Company and the Trust may elect to remarket the Preferred Securities prior to any Distribution Payment Date relating to a Floating Rate Period in order to again establish a new Fixed Rate for a new Fixed Rate Period (to be in effect after the expiration of the then current Distribution Period).

During the Initial Fixed Rate Period, Distributions will be payable semiannually in arrears on April 1 and October 1 of each year, commencing on October 1, 2004. In any subsequent Fixed Rate Period, Distributions will be payable semi-

annually in arrears determined based on the Remarketing Date (if the Preferred Securities are remarketed for a new Fixed Rate Period that begins on April 1 or October 1, Distributions will be payable on April 1 and October 1 of each year, and if the Preferred Securities are remarketed for a new Fixed Rate Period that begins on January 1 or July 1, Distributions will be payable on January 1 and July 1 of each year). Distributions during any Floating Rate Period will be payable on January 1, April 1, July 1 and October 1 of each year. Distributions not paid on a Distribution Payment Date will (to the extent permitted by law) accumulate and be compounded semiannually at the Fixed Rate or quarterly at the Floating Rate, as applicable, then in effect.

If any Distribution Payment Date with respect to a Fixed Rate Period is not a Business Day, then Distributions will be payable on the first Business Day following such Distribution Payment Date with the same force and effect as if payment had been made on the date such payment was originally payable (and without the accrual of any additional amount of Distributions). If any Distribution Payment Date with respect to a Floating Rate Period is not a Business Day, then Distributions will be payable on the first Business Day following such Distribution Payment Date and Distributions will accrue to the actual payment date (except for a Distribution Payment Date that coincides with the Redemption Date).

Distributions will be payable on the Distribution Payment Date to holders of record as of the opening of business on the Business Day immediately preceding such Distribution Payment Date (the “Record Date”).

The amount of Distributions per Preferred Security payable on each semiannual Distribution Payment Date relating to a Fixed Rate Period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of Distributions per Preferred Security payable on each quarterly Distribution Payment Date in respect of a Floating Rate Period will be computed by multiplying the per annum Distribution Rate in effect for such Distribution Period by a fraction, the numerator of which will be the actual number of days in such Distribution Period (or portion thereof) (determined by including the first day thereof and excluding the last thereof) and the denominator of which will be 360, and multiplying the rate so obtained by $1,000.

Distributions on the Preferred Securities must be paid on the Distribution Payment Dates to the extent that the Trust has funds on hand available for the payment of such Distributions. The Trust’s funds available for distribution to the holders of the Preferred Securities will be limited to payments received on the Subordinated Debt Securities. See Description of the Subordinated Debt Securities.

Determining the Floating Rate

On the Floating Rate Determination Date (as defined below) for any Floating Rate Period, the Calculation Agent (as defined below) will calculate the Floating Rate and the amount of Distributions payable on each quarterly Distribution Payment Date relating to a Floating Rate Period. Promptly upon such determination, the Calculation Agent will notify the Company, the Indenture Trustee and the Institutional Trustee, if the Institutional Trustee or the Indenture Trustee is not then serving as the Calculation Agent, of the Floating Rate for the new Distribution Period. The Floating Rate determined by the Calculation Agent, absent manifest error, will be binding and conclusive upon the beneficial owners and holders of the Preferred Securities, the Company and the Securities Trustees.

Except as provided below, the Floating Rate for any Floating Rate Period for the Preferred Securities will be equal to the Adjustable Rate (as defined below) plus 3.66% (the “Initial Credit Spread”). The “Adjustable Rate” for any Distribution Period will be equal to the highest of the 3-month LIBOR Rate, the 10-year Treasury CMT and the 30-year Treasury CMT (each as defined below and collectively referred to as the “Benchmark Rates”) for such Distribution Period during the Floating Rate Period. In the event that the Calculation Agent determines in good faith that for any reason:

•	any one of the Benchmark Rates cannot be determined for any Distribution Period, the Adjustable Rate for such Distribution Period will be equal to the higher of whichever two of such rates can be so determined;
•	only one of the Benchmark Rates can be determined for any Distribution Period, the Adjustable Rate for such Distribution Period will be equal to whichever such rate can be so determined; or
•	none of the Benchmark Rates can be determined for any Distribution Period, the Adjustable Rate for the preceding Distribution Period will be continued for such Distribution Period.

The “3-month LIBOR Rate” means, for each Distribution Period, the arithmetic average of the two most recent weekly quotes for deposits for U.S. Dollars having a term of three months, as published on the first Business Day of each week immediately preceding the Distribution Period for which the Floating Rate is being determined. Such quotes will be taken from Telerate Page 3750 at approximately 11:00 a.m. London time on the relevant date. If such rate does not appear on Telerate Page 3750 on the Floating Rate Determination Date, the 3-month LIBOR Rate will be the arithmetic mean of the rates quoted by three major banks in New York City selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on the Floating Rate Determination Date for loans in U.S. Dollars to leading European banks for a period of three months.

The “10-year Treasury CMT” means the rate determined in accordance with the following provisions:

•	With respect to any Floating Rate Determination Date and the Distribution Period that begins immediately thereafter, the 10-year Treasury CMT means the rate displayed on Telerate Page 7051 under the caption “...Treasury Constant Maturities...Federal Reserve Board Release H.15...Mondays Approximately 3:45 p.m.”, under the column for the Designated CMT Maturity Index (as defined below).
•	If such rate is no longer displayed on the relevant page, or is not so displayed by 3:00 p.m., New York City time, on the applicable Floating Rate Determination Date, then the 10-year Treasury CMT for such Floating Rate Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as is published in H.15(519).
•	If such rate is no longer displayed on the relevant page, or if not published by 3:00 p.m., New York City time, on the applicable Floating Rate Determination Date, then the 10-year Treasury CMT for such Floating Rate Determination Date will be such constant maturity treasury rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the applicable Floating Rate Determination Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Telerate Page 7051 and published in H.15(519).
•	If such information is not provided by 3:00 p.m., New York City time, on the Floating Rate Determination Date, then the 10-year Treasury CMT for such Distribution determination date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 p.m., New York City time, on such Floating Rate Determination Date reported, according to their written records, by three leading primary United States government securities dealers in The City of New York (each, a “Reference Dealer”) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States (“Treasury Debentures”) with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year.
•	If the Calculation Agent is unable to obtain three such Treasury Debentures quotations, the 10-year Treasury CMT for the applicable Floating Rate Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 p.m., New York City time, on the applicable Floating Rate Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Debentures with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million.
•	If three or four (and not five) of such Reference Dealers are quoting as set forth above, then the 10-year Treasury CMT will be based on the arithmetic mean of the offered rates obtained and neither the highest nor lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as set forth above, the 10-year Treasury CMT with respect to the applicable Floating Rate Determination Date will remain the 10-year Treasury CMT for the immediately preceding Distribution Period. If two Treasury Debentures with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, then the quotes for the Treasury Debentures with the shorter remaining term to maturity will be used.

The “30-year Treasury CMT” has the meaning specified under the definition of 10-year Treasury CMT, except that the Designated CMT Maturity Index for the 30-year Treasury CMT shall be 30 years.

The 3-month LIBOR Rate, the 10-year Treasury CMT and the 30-year Treasury CMT shall each be rounded to the nearest hundredth of a percent.

The Floating Rate with respect to each Floating Rate Period will be calculated as promptly as practicable by the Calculation Agent according to the appropriate method described above.

“Business Day” means a day other than (i) a Saturday or Sunday; (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed; or (iii) a day on which the Indenture Trustee’s corporate trust office is closed for business.

“Calculation Agent” means Union Bank of California, N.A., or its successor appointed by the Company and the Trust, acting as calculation agent.

“Designated CMT Maturity Index” means the original period to maturity of the U.S. Treasury securities (10 years) with respect to which the 10-year Treasury CMT will be calculated.

“Floating Rate Determination Date” means the second London Business Day immediately preceding the first day of the relevant Distribution Period in the Floating Rate Period.

“London Business Day” means a day that is a Business Day and a day on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.

“Telerate Page 3750” means the display designated on page 3750 on MoneyLine Telerate (or such other page as may replace the 3750 page on the service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. Dollars deposits).

“Telerate Page 7051” means the display on MoneyLine Telerate (or any successor service), on such page (or any other page as may replace such page on that service), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519).

Deferred Distributions

The Company has the right under the Indenture to defer payments of interest on the Subordinated Debt Securities by extending the interest payment period from time to time on the Subordinated Debt Securities which, if exercised, would defer Distributions on the Preferred Securities. During any Extension Period, Distributions will continue to accrue on the Preferred Securities at the then applicable Distribution Rate.

If the Company elects to defer interest during a Fixed Rate Period, Distributions will continue to accrue and be compounded semiannually at the Fixed Rate until the expiration of the Fixed Rate Period. Upon expiration of such Fixed Rate Period and any subsequent Fixed Rate Period during the Extension Period, the Company and the Trust will have the option to remarket the Preferred Securities for a new Fixed Rate Period. If the Company and the Trust do not remarket the Preferred Securities, the Floating Rate during the Extension Period will not be less than the Fixed Rate for the Fixed Rate Period just ended.

If the Company elects to defer interest during a Floating Rate Period, Distributions will continue to accrue and be compounded quarterly at the applicable Floating Rate, reset quarterly, subject to the right of the Company and the Trust to remarket the Preferred Securities prior to any Distribution Payment Date in order to establish a new Fixed Rate for a new Fixed Rate Period.

An Extension Period will not extend beyond the stated maturity of the Subordinated Debt Securities. Prior to the termination of any Extension Period, the Company may further defer payments of interest provided that the Extension Period, together with all such previous and further extensions thereof, may not exceed five years. The Company may only terminate an Extension Period on an Interest Payment Date (as defined below). Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the above requirements. There could be multiple Extension Periods of varying lengths throughout the term of the Subordinated Debt Securities.

Deferred installments of interest on the Subordinated Debt Securities will bear interest, compounded on each Interest Payment Date, at a rate per annum equal to the applicable Distribution Rate. Any deferred Distributions and accumulations thereof will be payable to holders of record of the Preferred Securities as they appear on the books and records of the Trust on the Record Date next preceding the termination of such Extension Period. See Description of the Subordinated Debt Securities–Interest and –Option to Extend Interest Payment Period.

Redemption

The Preferred Securities are subject to mandatory redemption upon repayment of the Subordinated Debt Securities at stated maturity, their earlier redemption or when they are otherwise due.

The Subordinated Debt Securities will mature on April 1, 2034. The Subordinated Debt Securities may be redeemed, in whole, but not in part, at the option of the Company at the Debt Securities Redemption Price:

•	on the last Distribution Payment Date relating to the Initial Fixed Rate Period;
•	on such dates with respect to any other Fixed Rate Period as the Company and the Trust may determine prior to the commencement of such Fixed Rate Period; or
•	on any Distribution Payment Date relating to a Floating Rate Period or at any time in whole, but not in part, upon the occurrence of a Special Event (as discussed below).

Upon the payment of the Subordinated Debt Securities, whether at maturity, upon redemption or when they are otherwise due, the proceeds from such payment will simultaneously be applied to redeem a like amount of Trust Securities upon not less than 30 nor more than 60 days’ notice at the Preferred Securities Redemption Price. See Description of the Subordinated Debt Securities–Redemption.

Special Event Redemption; Distribution of Subordinated Debt Securities

As described above, upon the occurrence of a Special Event at any time, the Company will have the option to redeem the Subordinated Debt Securities in whole (and thus cause the redemption of the Preferred Securities in whole) (a “Special Event Redemption”). A Special Event is either an Investment Company Act Event or a Tax Event.

An “Investment Company Act Event” means the receipt by the Regular Trustees and the Company of an opinion of independent counsel (which may be counsel to the Company) to the effect that, as a result of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Trust is or will be considered an investment company that is required to be registered under the Investment Company Act of 1940, as amended (the “1940 Act”), which change or prospective change becomes effective or would become effective, as the case may be, after the Issue Date.

“Tax Event” means the receipt by the Regular Trustees and the Company of an opinion from independent tax counsel experienced in such matters (which may be counsel to the Company) to the effect that, as a result of (a) any amendment to, or change (including any announced proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to, or change in, an interpretation or application of such laws or regulations, there is more than an insubstantial risk that (i) the Trust would be subject to United States federal income tax with respect to income accrued or received on the Subordinated Debt Securities; (ii) interest payable on the Subordinated Debt Securities would not be deductible, in whole or in part, by the Company for United States federal income tax purposes; or (iii) the Trust would be subject to more than a de minimis amount of other taxes, duties or other governmental charges, which change or amendment becomes effective on or after the Issue Date.

The Company will have the right at any time to terminate the Trust and, after satisfaction of liabilities to creditors of the Trust, if any, cause the Subordinated Debt Securities to be distributed to the holders of the Preferred Securities in liquidation of the Trust. See –Termination of Trust; Liquidation Distribution below. This right is optional and wholly within the discretion of the Company. Circumstances under which the Company may determine to exercise such right could include the occurrence of an Investment Company Act Event or a Tax Event, adverse tax consequences to the Company or the Trust that are not within the definition of a Tax Event because they do not result from an amendment or change described in such definition or changes in the accounting requirements applicable to the Preferred Securities as described under Accounting Treatment.

If Subordinated Debt Securities are distributed to the holders of the Preferred Securities, the Interest Rate, interest payable, Interest Periods and Interest Payment Dates for the Subordinated Debt Securities will be determined in the same manner as the Distribution Rate, Distributions, Distribution Periods and Distribution Payment Dates for the Preferred Securities and the associated remarketing procedures shall remain the same except (i) the effects of Declaration Events of Default (as defined below) shall be occasioned only by the Indenture Events of Default and (ii) the cure and waiver provisions relating to Declaration Events of Default shall be superceded by the cure and waiver provisions relating to Indenture Events of Default. See Description of the Subordinated Debt Securities–Indenture Events of Default. After the date for any distribution of Subordinated Debt Securities upon termination of the Trust, (i) the Preferred Securities and the Guarantee will no longer be deemed to be outstanding; (ii) the securities depositary or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Subordinated Debt Securities to be delivered upon such distribution; and (iii) any certificates representing Preferred Securities and the Guarantee not held by the securities depositary or its nominee will be deemed to represent Subordinated Debt Securities having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an Interest Rate identical to the Distribution Rate of, and accrued and unpaid interest equal to accrued and unpaid Distributions on, such Preferred Securities, until such certificates are presented to the Company or its agent for transfer or reissuance.

There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debt Securities that may be distributed in exchange for the Preferred Securities if a termination and liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Subordinated Debt Securities that the investor may receive on termination and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

Redemption Procedures

Redemption of the Preferred Securities shall be at the Preferred Securities Redemption Price with the proceeds from the simultaneous redemption of the Subordinated Debt Securities. The Preferred Securities Redemption Price shall be deemed payable on each Redemption Date only to the extent that the Trust has funds on hand available for payment of such Preferred Securities Redemption Price.

If the Trust gives a notice of redemption in respect of any Preferred Securities, then, by 2:00 p.m., New York City time, on the Redemption Date, to the extent funds are available, in the case of Preferred Securities held in book-entry form, the Institutional Trustee will deposit irrevocably with the depository funds sufficient to pay the Preferred Securities Redemption Price and will give the depository irrevocable instructions and authority to pay the Preferred Securities Redemption Price to the holders of the Preferred Securities. With respect to Preferred Securities not held in book-entry form, the Institutional Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the Preferred Securities funds sufficient to pay the Preferred Securities Redemption Price and will give the paying agent irrevocable instructions and authority to pay the Preferred Securities Redemption Price to the holders upon surrender of their certificates evidencing the Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption will be payable to the holders of the Preferred Securities on the relevant Record Dates for the related Distribution Dates. If notice of redemption has been given (or if the Company has given irrevocable instructions to the Institutional Trustee to give notice of redemption) and if funds have been deposited as required, then upon the date of the deposit all rights of the holders of the Preferred Securities so called for redemption will cease, except the right of the holders of the Preferred Securities to receive the Preferred Securities Redemption Price, and any Distribution payable in respect of the Preferred Securities, but without interest on the Preferred Securities Redemption Price, and the Preferred Securities will cease to be outstanding. In the event that payment of the Preferred Securities Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Trust or by the Company pursuant to the Guarantee as described under Description of the Guarantee, Distributions on the Preferred Securities will continue to accumulate at the then applicable rate, from the Redemption Date originally established by the Trust for the Preferred Securities to the date the Preferred Securities Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Preferred Securities Redemption Price.

Notice of any redemption of the Preferred Securities will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of Preferred Securities to be redeemed at its address appearing on the securities register for the Trust Securities. As provided in the Indenture, any notice of redemption of the Subordinated Debt Securities at the option of the Company may state that such redemption will be conditional upon receipt by the paying agent or agents, on or before the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such Subordinated Debt Securities and that if such money has not been received, such notice will be of no force or effect and the Company will not be required to redeem such Subordinated Debt Securities. In such case, the Trust will not be required to redeem the Preferred Securities. Unless the Company defaults in payment of the Debt Securities Redemption Price on the related Subordinated Debt Securities, on and after the Redemption Date interest will cease to accrue on the Subordinated Debt Securities or portions of them called for redemption and Distributions will cease to accumulate on the Preferred Securities.

Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

Remarketing

Remarketing Procedures

Set forth below is a summary of the procedures to be followed in connection with a remarketing of the Preferred Securities (or, if the Subordinated Debt Securities have been distributed to holders of the Trust Securities in liquidation of the Trust, the Subordinated Debt Securities):

If the Company and the Trust elect to conduct a remarketing, not less than 20 nor more than 35 Business Days prior to the related Election Date, the Trust is required to give the notice of remarketing of the Preferred Securities to DTC, the Remarketing Agent, the Institutional Trustee, the Indenture Trustee and the Calculation Agent. Such notice will describe the remarketing and will indicate the length of the proposed new Fixed Rate Period, the proposed Remarketing Date and any redemption provisions that will apply during such new Fixed Rate Period. At any time prior to the Election Date, the Company and the Trust may elect to terminate a remarketing by giving DTC, the Remarketing Agent, the Institutional Trustee, the Indenture Trustee and the Calculation Agent notice of such termination.

Not later than 4:00 p.m., New York City time, on an Election Date, each holder of Preferred Securities may give, through the facilities of DTC, a notice to the Institutional Trustee of its election (“Notice of Election”) (i) to retain and not to have all or any portion of the Preferred Securities owned by it remarketed in the remarketing, or (ii) to tender all or any portion of such Preferred Securities for purchase in the remarketing (such portion, in either case, is required to be in the liquidation amount of $1,000 or any integral multiple thereof). Any Notice of Election given to the Institutional Trustee will be irrevocable and may not be conditioned upon the level at which the Fixed Rate is established in the remarketing. Promptly after 4:30 p.m., New York City time, on such Election Date, the Institutional Trustee, based on the Notices of Election received by it through DTC prior to such time, will notify the Trust, the Company and the Remarketing Agent of the number of Preferred Securities to be retained by holders of Preferred Securities and the number of Preferred Securities tendered for purchase in the remarketing.

If any holder of Preferred Securities gives a Notice of Election to tender Preferred Securities as described in clause (ii) in the prior paragraph, the Preferred Securities so subject to such Notice of Election will be deemed tendered for purchase in the remarketing, notwithstanding any failure by such holder to deliver or properly deliver such Preferred Securities to the Remarketing Agent for purchase. If any holder of Preferred Securities fails timely to deliver a Notice of Election, as described above, such Preferred Securities will be deemed tendered for purchase in such remarketing, notwithstanding such failure or the failure by such holder to deliver or properly deliver such Preferred Securities to the Remarketing Agent for purchase.

The right of each holder of Preferred Securities to have Preferred Securities tendered for purchase shall be limited to the extent that (i) the Remarketing Agent conducts a remarketing pursuant to the terms of the Remarketing Agreement (as defined below); (ii) Preferred Securities tendered have not been called for redemption; (iii) the Remarketing Agent is able to find a purchaser or purchasers for tendered Preferred Securities at a Fixed Rate; and (iv) such purchaser or purchasers deliver the purchase price therefor to the Remarketing Agent.

Any holder of Preferred Securities that desires to continue to maintain an investment in a number of Preferred Securities, but only if the Fixed Rate is not less than a rate per annum specified by such holder, should submit a Notice of Election to tender such number of Preferred Securities and separately notify the Remarketing Agent of its interest at the telephone number set forth in the notice of remarketing. If such holder so notifies the Remarketing Agent, the Remarketing Agent will give priority to such holder’s purchase of such number of Preferred Securities in the remarketing, providing that the Fixed Rate is not less than such specified rate.

If holders submit Notices of Election to retain all of the Preferred Securities then outstanding, the Fixed Rate will be the rate determined by the Remarketing Agent, in its sole discretion, as the rate that would have been established had a remarketing been held on the related Remarketing Date.

On any Remarketing Date on which the remarketing is to be conducted, the Remarketing Agent will use commercially reasonable efforts to remarket, at a price equal to 100% of the liquidation amount thereof, Preferred Securities tendered or deemed tendered for purchase.

If, as a result of such efforts, on any Remarketing Date, the Remarketing Agent has determined that it will be able to remarket all Preferred Securities tendered or deemed tendered for purchase in the remarketing at a Fixed Rate and at a price of $1,000 per Preferred Security, prior to 4:00 p.m., New York City time, on such Remarketing Date, the Remarketing Agent will determine the Fixed Rate, which will be the rate per annum (rounded to the nearest one-thousandth (0.001) of one percent per annum) which the Remarketing Agent determines, in its sole judgment, to be the lowest Fixed Rate per annum that will enable it to remarket all Preferred Securities tendered or deemed tendered for sale in the remarketing at a price of $1,000 per Preferred Security.

If the Remarketing Agent is unable to remarket by 4:00 p.m., New York City time on the third Business Day prior to the Remarketing Settlement Date, all Preferred Securities tendered or deemed tendered for purchase at a price of $1,000 per Preferred Security, the Distribution Rate will be the Floating Rate. In such case, no Preferred Securities will be sold in the remarketing and each holder will continue to hold its Preferred Securities.

All Preferred Securities tendered or deemed tendered in the remarketing will be automatically delivered to the account of the Remarketing Agent through the facilities of DTC against payment of the purchase price therefor on the Remarketing Settlement Date. The Remarketing Agent will make payment to the Participant (as defined below) of each tendering holder of Preferred Securities in the remarketing through the facilities of DTC by the close of business on the Remarketing Settlement Date.

In accordance with DTC’s normal procedures, on the Remarketing Settlement Date, the transactions described above with respect to each Preferred Security tendered for purchase and sold in the remarketing will be executed through DTC and the accounts of the Participants (as defined below) will be debited and credited and such Preferred Securities delivered by book entry as necessary to effect purchases and sales of such Preferred Securities. DTC is expected to make payment in accordance with its normal procedures.

If the Preferred Securities are no longer held by DTC and if any holder selling Preferred Securities in the remarketing fails to deliver such Preferred Securities, the Participant of such selling holder and of any other person that was to have purchased Preferred Securities in the remarketing may deliver to any such other person a number of Preferred Securities that is less than the number of Preferred Securities that otherwise was to be purchased by such person. In such event, the number of Preferred Securities to be so delivered will be determined by such Participant and delivery of such lesser number of Preferred Securities will constitute good delivery.

The Remarketing Agent is not obligated to purchase any Preferred Securities that would otherwise remain unsold in a remarketing. Neither the Trust, any Securities Trustee, the Company nor the Remarketing Agent shall be obligated in any case to provide funds to make payment upon tender of Preferred Securities for remarketing.

As used herein:

“Remarketing Date” means any Business Day no later than the third Business Day prior to any Remarketing Settlement Date.

“Remarketing Settlement Date” means (i) the first Business Day of the next Distribution Period following the expiration of the Initial Fixed Rate Period and any subsequent Fixed Rate Period; (ii) any Distribution Payment Date during a Floating Rate Period; or (iii) any Distribution Payment Date during a time in which Preferred Securities are redeemable in a subsequent Fixed Rate Period.

Remarketing Agent

The Remarketing Agent will be Lehman Brothers Inc. The Company and the Trust will enter into a Remarketing Agreement (the “Remarketing Agreement”) with the Remarketing Agent which provides, among other things, that Lehman Brothers Inc. will act as the exclusive Remarketing Agent and will use commercially reasonable efforts to remarket Preferred Securities tendered or deemed tendered for purchase in the remarketing at a price of $1,000 per Preferred Security. Under certain circumstances, some portion of the Preferred Securities tendered in the remarketing may be purchased by the Remarketing Agent. See –Remarketing Procedures above.

The Remarketing Agreement provides that the Remarketing Agent will incur no liability to the Company or to any holder of Preferred Securities in its individual capacity or as Remarketing Agent for any action or failure to act in connection with a remarketing or otherwise, except as a result of gross negligence or willful misconduct on its part.

The Company has agreed to indemnify the Remarketing Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”) or contribute to payments that the Remarketing Agent may be required to make, arising out of or in connection with its duties under the Remarketing Agreement.

The Remarketing Agreement will also provide that any Remarketing Agent may resign and be discharged from its duties and obligations thereunder; provided, however, that no such resignation will become effective until the Company has appointed at least one nationally recognized broker-dealer as successor Remarketing Agent and such successor Remarketing Agent has entered into a remarketing agreement with the Company and the Trust. In such case, the Company and the Trust will use its reasonable best efforts to appoint a successor Remarketing Agent and enter into such a remarketing agreement with such person as soon as reasonably practicable.

Book-Entry Only Issuance — The Depository Trust Company

DTC will act as the initial securities depositary for the Preferred Securities. The Preferred Securities will be issued only as fully registered securities registered in the name of Cede & Co., DTC’s nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully registered global Preferred Securities certificates will be issued, representing in the aggregate the total number of Preferred Securities, and will be deposited with DTC or a custodian therefor.

The following information is based upon information furnished by DTC:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds and provides asset servicing for equity issues, corporate and municipal debt issues and money market instruments from many countries that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, GSCC, MBSCC and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants” and, together with Direct Participants, “Participants”). The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. Information on this website does not constitute a part of this Prospectus.

Purchases of Preferred Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC’s records. The ownership interest of each actual purchaser of Preferred Securities (“Beneficial Owner”) is in turn to be recorded on the Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Participants through which the Beneficial Owners purchased the Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial

Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

To facilitate subsequent transfers, all Preferred Securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Preferred Securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC.

Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Preferred Securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Trust as soon as possible after the Record Date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the Record Date (identified in a listing attached to the Omnibus Proxy).

Distribution payments on the Preferred Securities will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Trust or the Institutional Trustee on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such Participant and not of DTC nor its nominee, the Trust or the Institutional Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of Distributions to Cede & Co. (or such nominee as may be requested by an authorized representative of DTC) is the responsibility of the Trust, disbursement of such payments to Direct Participants is the responsibility of DTC and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

Except as provided herein, a Beneficial Owner in a global Preferred Security will not be entitled to receive physical delivery of Preferred Securities certificates. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of Securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Preferred Security.

DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to the Trust. Under such circumstances, in the event that a successor securities depositary is not obtained, Preferred Securities certificates will be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Preferred Securities. Upon receipt of a withdrawal request from the Company, DTC will notify its Participants of the receipt of a withdrawal request from the Company reminding Participants that they may utilize DTC’s withdrawal procedures if they wish to withdraw their securities from DTC, and DTC will process withdrawal requests submitted by Participants in the ordinary course of business. To the extent that the book-entry system is discontinued, certificates for the Preferred Securities will be printed and delivered to the holders of record.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the Company and the Trust believe to be reliable, but the Company and the Trust take no responsibility for the accu-

racy thereof. The Company and the Trust have no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

Dissolution of Trust; Liquidation Distribution

Pursuant to the Declaration, the Trust will dissolve on December 31, 2034 or earlier upon (i) the occurrence of a Bankruptcy Event (as defined in the Declaration) in respect of the Company, dissolution or liquidation of the Company, or dissolution of the Trust pursuant to a judicial decree; (ii) the delivery of written direction to the Institutional Trustee by the Company, as Sponsor, at any time (which direction is optional and wholly within the discretion of the Company, as Sponsor) to dissolve the Trust and distribute the Subordinated Debt Securities to the holders of the Preferred Securities in liquidation of the Trust (see –Special Event Redemption; Distribution of Subordinated Debt Securities above); or (iii) the payment at maturity, upon redemption, or otherwise when due of all of the Subordinated Debt Securities, and the consequent payment of the Trust Securities.

If an early dissolution occurs as described in clause (i) or (ii) above, the Trust will be liquidated, and the Institutional Trustee shall distribute to each holder of Preferred Securities and Common Securities a like amount of Subordinated Debt Securities, unless in the case of an event described in clause (i) such distribution is determined by the Regular Trustees not to be practical, in which event such holders will be entitled to receive, out of the assets of the Trust available for distribution to holders after satisfaction of liabilities to creditors, an amount equal to the aggregate of the stated liquidation preference of $1,000 per Trust Security plus accrued and unpaid Distributions thereon to the date of payment (such amount being the “Liquidation Distribution”). If such Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then subject to the next succeeding sentence, the amounts payable directly by the Trust on the Trust Securities shall be paid on a pro rata basis. The holder of the Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the Preferred Securities, except that if an Indenture Event of Default has occurred and is continuing, the holders of Preferred Securities shall have a preference over the holders of Common Securities.

Certain Covenants

For so long as Trust Securities remain outstanding, the Company agrees:

•	to maintain 100% direct ownership of the Common Securities of the Trust, except as otherwise provided below under Description of the Subordinated Debt Securities—Consolidation, Merger, Sale of Assets and Other Transactions; and
•	to use all reasonable efforts, consistent with the terms and provisions of the Declaration, to cause the Trust (i) to maintain its existence as a statutory trust, except in connection with a distribution of the Subordinated Debt Securities, with the redemption, purchase or other acquisition and retirement of all Trust Securities or with certain mergers, consolidations or other business combinations, in each case as permitted by the Declaration, and (ii) to otherwise continue not to be treated as an association taxable as a corporation for United States federal income tax purposes.

During any Extension Period, or for so long as an Indenture Event of Default relating to the payment of principal, premium, if any, or interest, if any, or any payment default under the Guarantee has occurred and is continuing, the Company will also agree that it will not, except in limited circumstances, (1) declare or pay any dividend on, make any distribution or liquidation payment with respect to, or redeem, purchase or exchange any of its capital stock, (2) make any payment of principal, premium, if any, or interest, if any, on or repay, repurchase or redeem any debt securities that rank pari passu with or junior in right of payment to the Subordinated Debt Securities, or (3) make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee); provided, however, that nothing herein shall be deemed to prohibit:

•	dividends or distributions payable in shares of the Company’s capital stock, or in the form of warrants, options or other rights, where the dividend or distributed stock issuable upon exercise of the warrants, options or other rights are the same stock as that on which the dividend is being paid or is pari passu or junior to the stock;
•	reclassification of the Company’s capital stock or exchange or conversion of shares of one class or series of the Company’s capital stock into shares of another class or series of the Company’s capital stock;

•	purchases or other acquisitions of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged;
•	redemption, purchases, or other acquisition of shares of the Company’s capital stock in connection with the satisfaction by the Company of its obligations under provisions of the Company’s Restated Articles of Incorporation, as amended, under any direct purchase, dividend reinvestment, customer purchase or employee benefit plans or under any contract or security requiring the Company to purchase shares of its capital stock; and
•	payments under any guarantee of trust securities executed and delivered by the Company concurrently with the issuance of any trust preferred securities.

Events of Default

Any one of the following events constitutes an Event of Default under the Declaration (each, a “Declaration Event of Default”) with respect to the Preferred Securities issued thereunder:

•	default by the Trust in the payment of any Distribution when it becomes due and payable, and continuation of the default for a period of 60 days;
•	default by the Trust in the payment of the Preferred Securities Redemption Price when it becomes due and payable;
•	default in the performance, or breach, in any material respect, of any covenant or warranty of the Institutional Trustee and the Delaware Trustee in the Declaration, other than as described above, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the appropriate Securities Trustees and to the Company by the holders of at least 33% in aggregate liquidation amount of the outstanding Preferred Securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a “Notice of Default” under the Declaration;
•	the occurrence of certain events of bankruptcy or insolvency with respect to the Institutional Trustee or all or substantially all of its property if a successor Institutional Trustee has not been appointed within 90 days of the occurrence;
•	the occurrence of an “Event of Default” under Section 701 of the Indenture (an “Indenture Event of Default”) (see Description of the Subordinated Debt Securities—Indenture Events of Default); or
•	the occurrence of certain events of bankruptcy or insolvency with respect to the Trust.

Within 90 days after the occurrence of any Declaration Event of Default, the Institutional Trustee shall transmit notice of any default known to the Institutional Trustee to holders of Trust Securities, the Regular Trustees and the Company, unless the Declaration Event of Default has been cured or waived.

If a Declaration Event of Default occurs and is continuing, then, pursuant to the Declaration, holders of a majority in aggregate liquidation amount of Preferred Securities have the right to direct the exercise of any trust or power conferred upon the Institutional Trustee under the Declaration, including the right to direct the Institutional Trustee under the Declaration to exercise the remedies available to it as holder of the Subordinated Debt Securities. If the Institutional Trustee fails to enforce its rights under the Subordinated Debt Securities, a holder of Preferred Securities may, to the fullest extent permitted by applicable law, institute a legal proceeding directly against the Company to enforce its rights under the Declaration without first instituting any legal proceeding against the Institutional Trustee or the Trust. Notwithstanding the foregoing, a holder of Preferred Securities may institute a legal proceeding directly against the Company, without first instituting a legal proceeding against the Institutional Trustee or any other person or entity, for enforcement of payment to such holder of principal of or interest on the Subordinated Debt Securities having a principal amount equal to the aggregate stated liquidation amount of the Preferred Securities of such holder on or after the due dates specified in the Subordinated Debt Securities. See Relationship Among the Preferred Securities, the Subordinated Debt Securities and the Guarantee herein and Description of the Guarantees—Events of Default.

The holders of at least a majority in aggregate liquidation amount of the Preferred Securities may waive any past default under the Declaration except:

•	a default in the payment of any Distribution, when it becomes due and payable, or the Preferred Securities Redemption Price;
•	a default with respect to certain covenants and provisions of the Declaration that cannot be modified or amended without consent of the holder of each outstanding Preferred Security; and
•	an Indenture Event of Default that the holders of a majority in liquidation amount of the Preferred Securities would not be entitled to waive under the Declaration.

The Company must furnish annually to the Institutional Trustee a statement by an appropriate officer as to that officer’s knowledge of the Company’s compliance with all conditions and covenants under the Declaration. Also, the Regular Trustees for the Trust must file, on behalf of the Trust, a statement as to its compliance with all conditions and covenants under the Declaration.

If an Indenture Event of Default has occurred and is continuing, the holders of Preferred Securities shall have a preference over the holders of Common Securities with respect to payments of any amounts in respect of the Trust as described above. See —Termination of Trust; Liquidation Distribution.

Voting Rights; Amendment of the Declaration

Except as provided below and under Description of the Guarantee–Modification of the Guarantee;Assignment and as otherwise required by law and the Declaration, the holders of the Preferred Securities will have no voting rights.

The Declaration may be amended from time to time by the holders of a majority in liquidation amount of its Common Securities and the Institutional Trustee, without the consent of the holders of the Preferred Securities:

•	to cure any ambiguity, to correct or supplement any provisions in the Declaration which may be defective or inconsistent with any other provision therein, or to make other changes to the provisions thereof or to add other provisions with respect to matters or questions arising under the Declaration, so long as such other changes or additions do not adversely affect in any material respect the interests of any holder of Trust Securities;
•	to facilitate the tendering, remarketing and settlement of the Preferred Securities, as contemplated in the Declaration;
•	to modify, eliminate or add to any provisions of the Declaration to the extent as may be necessary to ensure that a trust will not be taxable other than as a grantor trust for United States federal income tax purposes at any time that any Trust Securities are outstanding or to ensure that a trust will not be required to register as an investment company under the 1940 Act; or
•	to reflect the appointment of a successor trustee.

Without limiting the generality of the foregoing, if the 1939 Act is amended after the date of the Declaration in such a way as to require changes to the Declaration or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the Declaration or at any time thereafter, were required by the 1939 Act to be contained in the Declaration, the Declaration will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and the Company and the Securities Trustees may, without the consent of any holders of Trust Securities, amend the Declaration to evidence or effect such amendment.

The Declaration may be amended by the holders of a majority in aggregate liquidation amount of the Common Securities and the Institutional Trustee with the consent of holders representing not less than a majority in aggregate liquidation amount of the outstanding Preferred Securities and receipt by the Institutional Trustee and the Delaware Trustee of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust’s not being taxable other than as a grantor trust for United States federal income tax purposes or the trust’s exemption from status as an investment company under the 1940 Act.

Without the consent of each holder of Preferred Securities affected by the amendment or related exercise of power, the Declaration may not be amended to change the amount or timing of any distribution on the Trust Securities or otherwise adversely affect the amount of any distribution required to be made in respect of the Trust Securities as of a specified date, restrict the right of a holder of Trust Securities to institute suit for the enforcement of any payment due or change the consent required to amend the Declaration.

So long as the Subordinated Debt Securities are held by the Trust, the Institutional Trustee will not:

•	direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee under the Indenture, or execute any trust or power conferred on the Institutional Trustee with respect to the Subordinated Debt Securities;
•	waive any past default that is waivable under the Indenture;
•	exercise any right to rescind or annul a declaration that the Subordinated Debt Securities shall be due and payable; or
•	consent to any amendment, modification or termination of the Indenture or the Subordinated Debt Securities, where consent shall be required;

without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate liquidation amount of the Preferred Securities, except that, if a consent under the Indenture would require the consent of each holder of Subordinated Debt Securities affected by the consent, no consent will be given by the Institutional Trustee without the prior written consent of each holder of the Preferred Securities.

The Institutional Trustee may not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities issued by the Trust except by subsequent vote of the holders of the Preferred Securities. The Institutional Trustee will notify each holder of Preferred Securities of any notice of default with respect to the Subordinated Debt Securities. In addition, before taking any of the foregoing actions, the Institutional Trustee will obtain an opinion of counsel experienced in relevant matters to the effect that the trust will not be taxable other than as a grantor trust for United States federal income tax purposes on account of the action.

Any required approval of holders of Preferred Securities may be given at a meeting of holders of those Preferred Securities convened for the purpose or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote to be given to each registered holder of Preferred Securities in the manner set forth in the Declaration.

No vote or consent of the holders of Preferred Securities will be required to redeem and cancel those Preferred Securities in accordance with the Declaration. See—Redemption above.

Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of those Preferred Securities that are owned by the Company, the Institutional Trustee or Delaware Trustee, or any affiliate of the Company or the Trust or either trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

If an Indenture Event of Default has occurred and is continuing, and the Indenture Trustee and the holders of the Subordinated Debt Securities have failed to declare the principal of the Subordinated Debt Securities to be immediately due and payable, the holders of at least 33% in aggregate liquidation amount of the Preferred Securities will have the right to make such declaration.

As described above under —Events of Default, a holder of Preferred Securities may institute a legal proceeding directly against the Company, without first instituting a legal proceeding against the Institutional Trustee or any other person or entity, for enforcement of payment to such holder of principal or interest on the Subordinated Debt Securities having a principal amount equal to the aggregate stated liquidation amount of the Preferred Securities of such holder on or after the due dates specified in the Subordinated Debt Securities.

Resignation, Removal of Institutional Trustee and Delaware Trustee; Appointment of Successors

The Institutional Trustee or the Delaware Trustee may resign at any time by giving written notice to the holders of Preferred Securities, the Company and the other Securities Trustees. So long as an Indenture Event of Default has not occurred and is continuing, the Institutional Trustee or the Delaware Trustee may be removed at any time by the Company. If an Indenture Event of Default has occurred and is continuing, the Institutional Trustee or Delaware Trustee may be removed by an action of the holders of a majority in liquidation amount of the outstanding Preferred Securities delivered to the trustee to be removed. No resignation or removal of any trustee will become effective until a successor trustee accepts appointment in accordance with the requirements of the Declaration.

Mergers, Consolidations, Amalgamations or Replacements of a Trust

The Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any entity, except as described below or as otherwise set forth in the Declaration. The Trust may, at the request of the holders of its Common Securities and without the consent of the holders of the outstanding Preferred Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state, so long as:

•	the successor entity either expressly assumes all the obligations of the Trust with respect to its Preferred Securities or substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities, which are referred to in this Prospectus as the successor securities, so long as the successor securities have the same priority as the Preferred Securities with respect to distributions and payments upon liquidation, redemption and otherwise;
•	a trustee of the successor entity, possessing the same powers and duties as the Institutional Trustee, is appointed to hold the Subordinated Debt Securities;
•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Preferred Securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization;
•	the Preferred Securities or any successor securities are listed or quoted, or any successor securities will be listed or quoted upon notification of issuance, on any national securities exchange or with another organization on which the Preferred Securities are then listed or quoted;
•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities, including any successor securities, in any material respect;
•	the successor entity has a purpose substantially identical to that of the Trust;
•	prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Institutional Trustee has received an opinion from independent counsel experienced in relevant matters to the effect that such transaction does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities, including any successor securities, in any material respect and following such transaction, neither the Trust nor the successor entity will be required to register as an investment company under the 1940 Act; and
•	the Company or any permitted successor or assignee owns all the Common Securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the Guarantee.

Notwithstanding the foregoing, the Trust may not, except with the consent of holders of 100% in aggregate liquidation amount of the Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if the consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be taxable other than as a grantor trust for United States federal income tax purposes.

Co-Institutional Trustees and Separate Institutional Trustee

At any time or times, for the purpose of meeting the legal requirements of the 1939 Act or of any jurisdiction in which any part of the Trust Property may at the time be located, the holder of the Common Securities and the Institutional Trustee shall have power to appoint, and upon the written request of the Institutional Trustee, the Company, as Sponsor, shall for such purpose join with the Institutional Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint, one or more persons approved by the Institutional Trustee either to act as co-institutional trustee, jointly with the Institutional Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity, any property, title, right or power deemed necessary or desirable, subject to the provisions of the Declaration. If the Company, as Sponsor, does not join in such appointment within 15 days after the receipt by it of a request so to do, or in case a Indenture Event of Default has occurred and is continuing, the Institutional Trustee alone shall have power to make such appointment.

Registration, Transfer and Exchange

The Preferred Securities will be issued initially in the form of one or more global securities, in registered form, without coupons, as described under Book-Entry Only Issuance—The Depository Trust Company. However, if the Company issues certificates, they will be registered in the names of the beneficial owners, as directed by DTC and/or its Direct and Indirect Participants.

Preferred Securities will be exchangeable for other Preferred Securities of the same series of any authorized denominations of a like aggregate liquidation amount and tenor. Subject to the terms of the Declaration and the limitations applicable to global securities, Preferred Securities may be presented for exchange or registration of transfer—duly endorsed or accompanied by a duly executed instrument of transfer—at the office of the Institutional Trustee, without service charges but upon payment of any taxes and other governmental charges as described in the Declaration. Such transfer or exchange will be effected upon the Institutional Trustee being satisfied with the documents of title and identity of the person making the request.

Payment and Paying Agent

Distributions and other payments on the Preferred Securities issued in book-entry form will be paid in the manner described under Book-Entry Only Issuance—The Depository Trust Company.

The paying agent initially will be the Institutional Trustee and any co-paying agent chosen by the Institutional Trustee and acceptable to the Regular Trustees and the Company. If the Institutional Trustee is no longer the paying agent, the Institutional Trustee will appoint a successor, which must be a bank or trust company reasonably acceptable to the Regular Trustees, to act as paying agent. Such paying agent will be permitted to resign as paying agent upon 30 days’ written notice to the Institutional Trustee and the Regular Trustees at which time the paying agent will return all unclaimed funds and all other funds in its possession to the Institutional Trustee.

Registrar and Transfer Agent

It is anticipated that the Institutional Trustee, or one of its affiliates, will act as registrar and transfer agent (the “Securities Registrar”) for the Preferred Securities.

Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment in respect of any tax or other governmental charges which may be imposed in relation to it.

The Securities Registrar will not be required to register or cause to be registered any transfer of Preferred Securities after they have been called for redemption.

Information Concerning the Institutional Trustee

The Institutional Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only the duties as are specifically set forth in the Declaration and, after an Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to these provisions, the Institutional Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby.

Union Bank of California, N.A., the Institutional Trustee, also serves as Indenture Trustee and Guarantee Trustee. Union Bank of California, N.A. is a lender under the Company’s $245.0 million committed line of credit and serves as trustee of the Company’s Investment and Employee Stock Ownership Plan.

Governing Law

The Declaration and the Trust Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

Miscellaneous

The Regular Trustees are authorized and directed to operate the Trust so that the Trust will not be deemed to be an investment company required to be registered under the 1940 Act or taxed as other than a grantor trust for federal income tax purposes and so that the Subordinated Debt Securities will be treated as indebtedness of the Company for federal income tax purposes. In this connection, the Regular Trustees and the Company are authorized to take any action, not inconsistent with applicable law, the Trust’s certificate of trust or the Declaration, that the Regular Trustees and the Company determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially and adversely affect the interests of the holders of the Preferred Securities.

If at any time the Company or its affiliate is the owner or holder of any Preferred Securities, then effective on any Distribution Payment Date, the Company or such affiliate will have the right to deliver to the Institutional Trustee all or a portion of the Preferred Securities in exchange for a corresponding amount of Subordinated Debt Securities.

Holders of the Preferred Securities have no preemptive or similar rights.

The Trust may not borrow money or issue debt or mortgage or pledge any of its assets.

DESCRIPTION OF THE GUARANTEE

Set forth below is a summary of information concerning the Guarantee which will be executed and delivered by the Company for the benefit of the holders of Preferred Securities. The Guarantee will be qualified as an indenture under the 1939 Act. Union Bank of California, N.A. will act as Guarantee Trustee. The terms of the Guarantee will be those set forth in the Guarantee and those made part of the Guarantee by the 1939 Act. The summary of the material terms of the Guarantee does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantee and the 1939 Act. The form of Guarantee is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Trust Securities.

General

Pursuant to the Guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full to the holders of the Preferred Securities issued by the Trust, the Guarantee Payments (as defined herein) (except to the extent paid by the Trust), as and when due, regardless of any defense, right of set-off or counterclaim which the Trust or the Company may have or assert, other than the defense of payment. The following payments or distributions with respect to Preferred Securities, to the extent not paid by the Trust (the “Guarantee Payments”), will be subject to the Guarantee thereon (without duplication): (i) any accrued and unpaid Distributions that are required to be paid on the Preferred Securities, to the extent that the Trust shall have funds available therefor; (ii) the Preferred Securities Redemption Price with respect to any Preferred Securities called for redemption by the Trust, to the extent the Trust shall have funds available therefor, and (iii) upon a voluntary or involuntary dissolution, winding-up, liquidation or termination of the Trust (other than in connection with the distribution of Subordinated Debt Securities to the holders of Preferred Securities or the redemption of all of the Preferred Securities of the Trust), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities of the Trust to the date of payment, to the extent the Trust has funds available therefor and (b) the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities of the Trust in liquidation of the Trust. The Company’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing the Trust to pay such amounts to such holders.

If the Company does not make interest payments on the Subordinated Debt Securities purchased by a Trust, such Trust will not pay Distributions on the Preferred Securities and will not have funds available therefore. See Description of the Subordinated Debt Securities—Certain Covenants of the Company below. The Guarantee, when taken together with the Company’s obligations under the Subordinated Debt Securities, the Indenture, the Declaration and the Agreement as to Expenses and Liabilities, will effectively provide a full, irrevocable and unconditional guarantee, on a subordinated basis, by the Company of payments due on the Preferred Securities.

Status of the Guarantee

The Guarantee will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, including the Subordinated Debt Securities, except those obligations and liabilities made pari passu or subordinate by their terms and (ii) pari passu with the most senior preferred or preference stock of the Company now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company with respect to any preferred or preference securities of any affiliate of the Company and (iii) senior to all common stock of the Company. The Guarantee does not place a limitation on the amount of additional Senior Indebtedness that may be incurred by the Company.

The Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without instituting a legal proceeding against any other person or entity). The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Preferred Securities.

Modification of the Guarantee; Assignment

Except with respect to any changes which do not materially adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), the Guarantee may be amended only with the prior approval of the holders of a majority in liquidation amount of the outstanding Preferred Securities. The manner of obtaining any such approval of holders of such Preferred Securities will be as set forth under Description of the Preferred Securities—Voting Rights; Amendment of the Declaration. All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities of the Trust then outstanding. Except in connection with a consolidation, merger, conveyance, transfer or lease involving the Company that is permitted under the Indenture, the Company shall not assign its obligations under the Guarantee.

Termination

The Guarantee will terminate as to the Preferred Securities (a) upon full payment of the Preferred Securities Redemption Price of all Preferred Securities of the Trust, (b) upon distribution of the Subordinated Debt Securities held by the Trust to the holders of the Preferred Securities of the Trust or (c) upon full payment of the amounts payable in accordance with the Declaration of the Trust upon liquidation of the Trust. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities issued by the Trust must restore payment of any sums paid under the Preferred Securities or the Guarantee.

Events of Default

An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment obligations under the Guarantee, or to perform any other obligations thereunder if such default remains unremedied for 30 days.

The holders of a majority in liquidation amount of the Preferred Securities relating to the Guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. Any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity.

The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

Information Concerning the Guarantee Trustee

The Guarantee Trustee, other than during the occurrence and continuance of a default with respect to the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after a default with respect to the Guarantee, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

Governing Law

The Guarantee will be governed by and construed in accordance with the laws of the State of New York.

Agreement as to Expenses and Liabilities

Pursuant to the Agreement as to Expenses and Liabilities entered into by the Company under the Declaration, the Company agrees with the Trust, and with each person or entity to whom the Trust becomes indebted or liable (“Beneficiaries”), that the Company will make full payment, when and as due, of any and all Expenses to such Beneficiaries and will reimburse the Trust for any Expenses paid by it. As used in this paragraph, “Expenses” means any expenses, indebtedness or liabilities of the Trust, including, without limitation, any and all taxes, duties, assessments or other governmental charges of whatever nature (other than United States federal withholding taxes) imposed by the United States or any other taxing authority, so that the net amounts received and retained by the Trust after paying all Expenses will be equal to the amounts the Trust would have received and retained had no such Expenses been incurred by or imposed on the Trust. “Expenses” does not include the amounts to be distributed to the holders of the Trust Securities pursuant to the terms of the Trust Securities or such other similar interests, as the case may be.

DESCRIPTION OF THE SUBORDINATED DEBT SECURITIES

The Subordinated Debt Securities will be issued under the Indenture. The terms of the Subordinated Debt Securities will include those stated in the Indenture and those made part of the Indenture by the 1939 Act. The Subordinated Debt Securities, together with all other subordinated debt securities that may be issued under the Indenture, are hereinafter called, collectively, the “Indenture Securities”. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Capitalized terms used under this heading which are not otherwise defined in this Prospectus have the meanings set forth in the Indenture.

General

The Subordinated Debt Securities will be issued as a series of Indenture Securities under the Indenture. The Subordinated Debt Securities will be limited in aggregate principal amount to $61,856,000, such amount being the approximate aggregate liquidation amount of the Trust Securities. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, whether under the Indenture, any other indenture that the Company may enter into in the future or otherwise.

The entire principal amount of the Subordinated Debt Securities will mature and become due and payable, together with any accrued and unpaid interest thereon, on April 1, 2034. The Subordinated Debt Securities are not subject to any sinking fund provision.

The terms of the Subordinated Debt Securities correspond to those of the Preferred Securities, as described herein.

Interest

Each Subordinated Debt Security will bear interest at a rate equal to the Distribution Rate payable on the Preferred Securities (the “Interest Rate”). The periods for which interest is payable shall be the same as the semiannual or quarterly Distribution Periods for the Preferred Securities (each, an “Interest Period”). Interest shall be payable on the same dates as Distributions are payable on the Preferred Securities (each, an “Interest Payment Date”) to the person in whose name such Subordinated Debt Security is registered on the Record Date. The Interest Rate payable on each Interest Payment Date and the length of each Interest Period shall be determined and shall be computed in the same manner as Distributions and Distribution Periods are computed for the Preferred Securities.

Option to Extend Interest Payment Period

So long as no Indenture Event of Default has occurred and is continuing, the Company will have the right at any time, and from time to time, to defer payments of interest on the Subordinated Debt Securities by extending the inter est payment period for up to five years, but not beyond the stated maturity date. During any Extension Period, Distributions and interest will continue to accrue on the Preferred Securities and the Subordinated Debt Securities. If the Company elects to defer interest during a Fixed Rate Period, interest will continue to accrue at the Fixed Rate until the expiration of the Fixed Rate Period. Upon expiration of such Fixed Rate Period and any Fixed Rate Period during the Extension Period, the Company and the Trust will have the option to remarket the Preferred Securities for a new Fixed Rate Period. If the Company and the Trust do not remarket the Preferred Securities, the Floating Rate during the Extension Period shall not be less than the Fixed Rate for the Fixed Rate Period just ended. If the Company elects to defer interest during a Floating Rate Period, interest will continue to accrue at the applicable Floating Rate, reset quarterly, subject to the right of the Company and the Trust to remarket the Preferred Securities prior to any Interest Payment Date in order to establish a new Fixed Rate for a new Fixed Rate Period.

If the Company decides to defer interest payments on the Subordinated Debt Securities, the Extension Period will not exceed five years. An Extension Period shall not extend beyond the stated maturity of the Subordinated Debt Securities. Prior to the termination of any Extension Period, the Company may further defer payments of interest, provided that the Extension Period, together with all such previous and further extensions thereof, may not exceed five years. The Company may only terminate an Extension Period on an Interest Payment Date. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the above requirements. There could be multiple Extension Periods of varying lengths throughout the term of the Subordinated Debt Securities.

At the end of an Extension Period, the Company will pay all interest then accrued and unpaid (together with interest thereon at the prevailing Interest Rate, to the extent permitted by law, compounded on each Interest Payment Date). For a description of certain restrictions on the Company during an Extension Period, see Description of the Preferred Securities—Certain Covenants.

The Company has no present intention of exercising its rights to defer payments of interest by extending the interest payment period on the Subordinated Debt Securities. See Certain United States Federal Income Tax Consequence—Payments of Interest.

The Company will give the holder or holders of the Subordinated Debt Securities, the Indenture Trustee, the Remarketing Agent and the Calculation Agent notice of its selection or extension of an Extension Period at least one Business Day prior to the earlier of (i) the Record Date relating to the Interest Payment Date on which the Extension Period is to commence or relating to the Interest Payment Date on which an Extension Period that is being extended would otherwise terminate, or (ii) the date the Company or the Trust is required to give notice to any applicable self-regulatory organization of the Record Date or the date such interest or Distributions are payable.

Payment and Paying Agents

The Company will pay interest, if any, on each Subordinated Debt Security on each Interest Payment Date to the person in whose name such Subordinated Debt Security is registered (for the purposes of this section of the Prospectus, the registered holder of any Indenture Security is herein referred to as a “Holder”) as of the close of business on the regular Record Date relating to such Interest Payment Date; provided, however, that the Company will pay interest at maturity (whether at stated maturity, upon redemption or otherwise, hereinafter “Maturity”) to the person to whom principal is paid. However, if there has been a default in the payment of interest on any Subordinated Debt Security, such defaulted interest may be payable to the Holder of such Subordinated Debt Security as of the close of business on a date selected by the Indenture Trustee which is not more than 30 days and not less than 10 days before the date proposed by the Company for payment of such defaulted interest or in any other lawful manner, if the Indenture Trustee deems such manner of payment practicable.

The Company will pay the principal of and premium, if any, and interest, if any, on the Subordinated Debt Securities at maturity upon presentation of the Subordinated Debt Securities at the corporate trust office of Union Bank of California, N.A., as paying agent for the Company. The Company may change the place of payment of the Subordinated Debt Securities, may appoint one or more additional paying agents (including the Company) and may remove any paying agent, all at its discretion.

Registration and Transfer

Holders may register the transfer of Subordinated Debt Securities, and may exchange Subordinated Debt Securities for other Subordinated Debt Securities of the same series and tranche, of authorized denominations and having the same terms and aggregate principal amount, at the corporate trust office of Union Bank of California, N.A., in Los Angeles, California, as security registrar for the Subordinated Debt Securities. The Company may change the place for registration of transfer and exchange of the Subordinated Debt Securities, may appoint one or more additional security registrars (including the Company) and may remove any security registrar, all at its discretion.

No service charge will be made for any transfer or exchange of the Subordinated Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the Subordinated Debt Securities. The Company will not be required to execute or to provide for the registration of transfer or the exchange of (a) any Subordinated Debt Security during a period of 15 days before giving any notice of redemption or (b) any Subordinated Debt Security selected for redemption in whole or in part, except the unredeemed portion of any Subordinated Debt Security being redeemed in part.

Redemption

The Company shall have the right to redeem the Subordinated Debt Securities, in whole, but not in part, without premium, from time to time, on the last Interest Payment Date relating to the Initial Fixed Rate Period, on such dates with respect to any other Fixed Rate Period as the Company and the Trust may determine prior to the remarketing establishing such Fixed Rate Period, or any Interest Payment Date relating to a Floating Rate Period or upon the occurrence of a Special Event as described under Description of the Preferred Securities–Special Event Redemption; Distribution of Subordinated Debt Securities, upon not less than 30 nor more than 60 days’ notice, at the Debt Securities Redemption Price.

Any notice of redemption at the option of the Company may state that such redemption will be conditional upon receipt by the paying agent or agents, on or before the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such Subordinated Debt Securities and that if such money has not been so received, such notice will be of no force or effect and the Company will not be required to redeem such Subordinated Debt Securities.

Subordination

In the Indenture, the Company has covenanted and agreed that the payment of principal of and premium, if any, and interest, if any, on each and all of the Subordinated Debt Securities is expressly subordinated and subject to the extent and in the manner set forth in the Indenture, in right of payment to the prior payment in full of all Senior Indebtedness of the Company. In the event:

•	of any insolvency or bankruptcy proceedings or any receivership, liquidation, reorganization or other similar proceedings in respect of the Company or a substantial part of its property, or of any proceedings for liquidation, dissolution or other winding-up of the Company, whether or not involving insolvency or bankruptcy; or
•	subject to the provisions of the Indenture, (i) a default shall have occurred with respect to the payment of principal of or interest on or other monetary amounts due and payable on any Senior Indebtedness of the Company, or (ii) there shall have occurred a default (other than a default in the payment of principal or interest or other monetary amounts due and payable) in respect of any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof (with notice or lapse of time, or both), and such default shall have continued beyond the period of grace, if any, in respect thereof, and, in the case of clause (i) and (ii) of this bulleted paragraph, such default shall not have been cured or waived or shall not have ceased to exist; or
•	that the principal of and accrued interest on the Subordinated Debt Securities shall have been declared due and payable pursuant to Section 701 of the Indenture and such declaration shall not have been rescinded and annulled, then:
(1) the holders of all Senior Indebtedness of the Company shall first be entitled to receive payment of the full amount due thereon, or provision shall be made for such payment in money or money’s worth, before the Holders of any Subordinated Debt Securities are entitled to receive a payment on account of the principal of or interest on the indebtedness evidenced by the Securities, including, without limitation, any payments made pursuant to a redemption of the Subordinated Debt Securities;
(2) any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities, to which any Holder of Subordinated Debt Securities or the Indenture Trustee would be entitled except for the subordination provisions of the Indenture, shall be paid or delivered by the Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of such Senior Indebtedness of the Company or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness of the Company may have been issued, ratably according to the aggregate amounts remaining unpaid on account of such Senior Indebtedness of the Company held or represented by each, to the extent necessary to make payment in full of all Senior Indebtedness of the Company remaining unpaid after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness of the Company, before any payment or distribution is made to the Holders of the indebtedness evidenced by the Subordinated Debt Securities or to the Indenture Trustee under the Indenture; and
(3) in the event that, notwithstanding the foregoing, any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities, in respect of principal of or interest on the Subordinated Debt Securities or in connection with any repurchase by the Company of the Subordinated Debt Securities, shall be received by the Indenture Trustee or any Holder before all Senior Indebtedness of the Company is paid in full, or provision is made for such payment in money or money’s worth, such payment or distribution in respect of principal of or interest on the Subordinated Debt Securities or in connection with any repurchase by the Company of the Subordinated Debt Securities shall be paid over to the holders of such Senior Indebtedness of the Company or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any such Senior Indebtedness of the Company may have been issued, ratably as aforesaid, for application to the payment of all Senior Indebtedness of the Company remaining unpaid until all such Senior Indebtedness of the Company shall have been paid in full, after giving effect to any concurrent payment or distribution (or provision therefore) to the holders of such Senior Indebtedness of the Company.

The term Senior Indebtedness is defined in the Indenture to mean, with respect to any Person, (a) indebtedness (including premium, if any, and interest, if any, thereon) of such Person for money borrowed or for the deferred purchase price of property or services in transactions not in the ordinary course of business; (b) all other indebtedness (including premium, if any, and interest, if any, thereon) evidenced by bonds, debentures, notes or other similar instruments (other than Subordinated Debt Securities) issued by such Person; (c) all obligations of such Person under lease agreements designating such person as lessee, irrespective of the treatment of any such lease agreement for accounting, tax or other purposes; (d) all obligations of such person for reimbursement (including premium, if any, and interest, if any, thereon) in respect of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; (e) all obligations of the character referred to in clauses (a) through (d) above of other persons for the payment of which such Person is responsible or liable as obligor, guarantor or otherwise; and (f) all obligations of the character referred to in clauses (a) through (d) above of other Persons secured by any lien on any property or asset of such person (whether or not such obligation is assumed by such Person); provided, however, that Senior Indebtedness shall not include (x) any such indebtedness that is by its terms subordinated to or pari passu with the Subordinated Debt Securities; (y) any indebtedness between or among such Person and its affiliates, including all other debt securities and guarantees in respect of such debt securities, issued to (i) the Trust or (ii) any other trust, or a trustee of such trust, partnership or other entity which is a financing vehicle of such Person in connection with the issuance by such financing vehicle of preferred securities or (z) indebtedness for goods or materials purchased in the ordinary course of business or for services obtained in the ordinary course of business or indebtedness consisting of trade payables.

The Indenture places no limitation on the amount of additional Senior Indebtedness that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Indebtedness.

Satisfaction and Discharge

Any Indenture Securities, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the Indenture and, at the Company’s election, the entire indebtedness of the Company in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited in trust with the Indenture Trustee or any paying agent (other than the Company):

(a) money in an amount which will be sufficient; or

(b) in the case of a deposit made before the maturity of such Indenture Securities, Eligible Obligations (as defined below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the Indenture Trustee or such paying agent, will be sufficient; or

(c) a combination of (a) and (b) which will be sufficient;

to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Indenture Securities. For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof.

The Indenture will be deemed to have been satisfied and discharged when no Indenture Securities remain outstanding thereunder and the Company has paid or caused to be paid all other sums payable by the Company under the Indenture.

Indenture Events of Default

Any one or more of the following events with respect to the Indenture Securities that has occurred and is continuing will constitute an “Indenture Event of Default” with respect to such series of Indenture Securities:

•	failure to pay interest on any Indenture Security of such series within 60 days after the same becomes due and payable; provided, however, that no such failure will constitute an Indenture Event of Default if the Company has made a valid extension of the interest payment period with respect to the Indenture Securities of such series if so provided with respect to such series;
•	failure to pay the principal of or premium, if any, on any Indenture Security within 3 Business Days after its maturity; provided, however, that no such failure will constitute an Indenture Event of Default if the Company has made a valid extension of the Maturity of the Indenture Securities of such series, if so provided with respect to such series;
•	failure to perform, or breach of, any covenant or warranty of the Company contained in the Indenture for 90 days after written notice to the Company from the Indenture Trustee or to the Company and the Indenture Trustee by the holders of at least 33% in principal amount of the outstanding Indenture Securities of such series as provided in the Indenture unless the Indenture Trustee, or the Indenture Trustee and the Holders of a principal amount of Indenture Securities of such series not less than the principal amount of Indenture Securities the Holders of which gave such notice, as the case may be, agree in writing to an extension of such period before its expiration; provided, however, that the Indenture Trustee, or the Indenture Trustee and the Holders of such principal amount of Indenture Securities of such series, as the case may be, will be deemed to have agreed to an extension of such period if corrective action is initiated by the Company within such period and is being diligently pursued;
•	the voluntary or involuntary dissolution, winding up or termination of the Trust, except in connection with the distribution of Subordinated Debt Securities to holders of Preferred Securities in liquidation of the Trust, the redemption of all or the outstanding Preferred Securities of the Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration; or
•	certain events in bankruptcy, insolvency or reorganization of the Company.

Remedies

Acceleration of Maturity

If an Indenture Event of Default applicable to the Indenture Securities of any series occurs and is continuing, then either the Indenture Trustee or the Holders of not less than 33% in aggregate principal amount of the outstanding Indenture

Securities of such series may declare the principal amount (or, if any of the outstanding Indenture Securities of such series are Discount Securities (as defined in the Indenture), such portion of the principal amount thereof as may be specified in the terms thereof) of all of the outstanding Indenture Securities of such series to be due and payable immediately (subject to the subordination provisions of the Indenture) by written notice to the Company (and to the Indenture Trustee if given by the Holders); provided, however, that if an Indenture Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, the Indenture Trustee or the Holders of not less than 33% in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, may make such declaration of acceleration and not the Holders of any one such series.

At any time after such a declaration of acceleration with respect to the Indenture Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained, such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

•	the Company has paid or deposited with the Indenture Trustee a sum sufficient to pay
	•	all overdue interest, if any, on all Indenture Securities of such series;
	•	the principal of and premium, if any, on any Indenture Securities or such series which have become due otherwise than by such declaration of acceleration and interest, if any, thereon at the rate or rates prescribed therefor in such Indenture Securities;
	•	interest, if any, upon overdue interest, if any, at the rate or rates prescribed therefor in such Indenture Securities, to the extent that payment of such interest is lawful; and
	•	all amounts due to the Indenture Trustee under the Indenture in respect of compensation and reimbursement of expenses; and
•	all Indenture Events of Default with respect to Indenture Securities of such series, other than the non-payment of the principal of the Indenture Securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

Right to Direct Proceedings

If an Indenture Event of Default with respect to the Indenture Securities of any series occurs and is continuing, the Holders of a majority in principal amount of the outstanding Indenture Securities of such series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Indenture Trustee in exercising any trust or power conferred on the Indenture Trustee; provided, however, that if an Indenture Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of any one of such series; and provided, further, that (a) such direction does not conflict with any rule of law or with the Indenture, and could not involve the Indenture Trustee in personal liability in circumstances where indemnity would not, in the Indenture Trustee’s sole discretion, be adequate and (b) the Indenture Trustee may take any other action deemed proper by the Indenture Trustee which is not inconsistent with such direction.

Limitation on Right to Institute Proceedings

No Holder will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or for any other remedy thereunder unless:

•	such Holder has previously given to the Indenture Trustee written notice of a continuing Indenture Event of Default with respect to the Indenture Securities of any one or more series;
•	the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all series in respect of which such Indenture Event of Default has occurred, considered as one class, have made written request to the Indenture Trustee to institute proceedings in respect of such Indenture Event of Default and have offered the Indenture Trustee reasonable indemnity against costs and liabilities to be incurred in complying with such request; and

•	for 60 days after receipt of such notice, the Indenture Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Indenture Trustee during such 60 day period by the Holders of a majority in aggregate principal amount of Indenture Securities then outstanding.

Furthermore, no Holder of any series will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders of such series.

No Impairment of Right to Receive Payment

Notwithstanding that the right of a Holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, each Holder will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such Indenture Security when due and to institute suit for the enforcement of any such payment. Such rights may not be impaired or affected without the consent of such Holder.

Notice of Default

The Indenture Trustee is required to give the Holders notice of any default under the Indenture to the extent required by the 1939 Act, unless such default shall have been cured or waived, except that no such notice to Holders of a default of the character described in the third bulleted paragraph under —Indenture Events of Default may be given until at least 75 days after the occurrence thereof. For purposes of the preceding sentence, the term “default” means any event which is, or after notice or lapse of time, or both, would become, an Indenture Event of Default. The 1939 Act currently permits the Indenture Trustee to withhold notices of default (except for certain payment defaults) if the Indenture Trustee in good faith determines the withholding of such notice to be in the interests of the Holders.

Action by Holders of Preferred Securities

If the Subordinated Debt Securities shall be held by the Institutional Trustee of the Trust and if such Institutional Trustee, as such holder, shall have failed to exercise any of the rights and remedies available under the Indenture to the holders of such Subordinated Debt Securities, the holders of the Preferred Securities of the Trust shall have and may exercise all such rights and remedies, to the same extent as if such holders of such Preferred Securities held a principal amount of Subordinated Debt Securities equal to the liquidation amount of such Preferred Securities, without first proceeding against such trustee or trust. Notwithstanding the foregoing, in the case of an Indenture Event of Default described above in the first or second bulleted paragraphs under —Indenture Events of Default, each holder of such Preferred Securities shall have and may exercise all rights available to the Institutional Trustee as the holder of such Subordinated Debt Securities. If action shall have been taken by both the holder of such Subordinated Debt Securities and the holders of such Preferred Securities to exercise such rights, the action taken by the holders of the Preferred Securities shall control.

Consolidation, Merger, Sale of Assets and Other Transactions

The Company may not consolidate with or merge into any other Person, or convey or otherwise transfer, or lease, all of its properties, as or substantially as an entirety, to any Person, unless:

•	the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or other transfer, or which leases (for a term extending beyond the last Stated Maturity of the Indenture Securities then outstanding), all of the properties of the Company, as or substantially as an entirety, shall be a Person organized and existing under the laws of the United States, any State or Territory thereof or the District of Columbia; and
•	such Person shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest, if any, on all the Indenture Securities then outstanding and the performance and observance of every covenant and condition of the Indenture to be performed or observed by the Company.

In the case of the conveyance or other transfer of all of the properties of the Company, as or substantially as an entirety, to any person as contemplated above, the Company would be released and discharged from all obligations under the Indenture and on all Indenture Securities then outstanding unless the Company elects to waive such release and discharge. Upon any such consolidation or merger or any such conveyance or other transfer of properties of the Company, the successor, transferee or lessee would succeed to, and be substituted for, and would be entitled to exercise every power and right of, the Company under the Indenture.

For purposes of the Indenture, the conveyance, transfer or lease by the Company of all of its facilities (a) for the generation of electric energy, (b) for the transmission of electric energy, (c) for the distribution of electric energy and/or natural gas, in each case considered alone, (d) all of its facilities described in clauses (a) and (b), considered together, or (e) all of its facilities described in clauses (b) and (c), considered together, shall in no event be deemed to constitute a conveyance or other transfer of all the properties of the Company, as or substantially as an entirety, unless, immediately following such conveyance, transfer or lease, the Company owns no unleased properties in the other such categories of property not so conveyed or otherwise transferred or leased.

The Indenture will not prevent or restrict:

•	any consolidation or merger after the consummation of which the Company would be the surviving or resulting entity or
•	any conveyance or other transfer, or lease, of any part of the properties of the Company which does not constitute the entirety, or substantially the entirety, thereof.

If the Company conveys or otherwise transfers any part of its properties which does not constitute the entirety, or substantially the entirety, thereof to another Person meeting the requirements set forth in the first paragraph under this heading, and if:

•	such transferee expressly assumes the due and punctual payment of the principal of and premium, if any, and interest, if any, on all Indenture Securities then outstanding and the performance and observance of every covenant and condition of the Indenture to be performed or observed by the Company;
•	there is delivered to the Indenture Trustee an independent expert’s certificate (i) describing the property so conveyed or transferred and identifying the same as facilities for the generation, transmission or distribution of electric energy or for the storage, transportation or distribution of natural gas and (ii) stating that the aggregate principal amount of the Indenture Securities then outstanding does not exceed 70% of the fair value of such property; provided, however, that there shall be excluded from the property so evaluated any property subject to any mortgage, deed of trust, security interest or other lien which secures indebtedness for borrowed money or for the deferred purchase price of property; and
•	the Company shall assign or otherwise transfer all Common Securities then outstanding to such transferee;

then the Company would be released and discharged from all obligations and covenants under the Indenture and on all Indenture Securities then outstanding unless the Company elects to waive such release and discharge. In such event, the transferee would succeed to, and be substituted for, and would be entitled to exercise every right and power of, the Company under the Indenture.

Modification of Indenture

Modifications Without Consent

The Company and the Indenture Trustee may enter into one or more supplemental indentures, without the consent of any Holders, for any of the following purposes:

•	to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Indenture Securities;
•	to add one or more covenants of the Company or other provisions for the benefit of all Holders or for the benefit of the Holders of, or to remain in effect only so long as there shall be outstanding, Indenture Securities of one or more specified series, or one or more tranches thereof, or to surrender any right or power conferred upon the Company by the Indenture;
•	to change or eliminate any provisions of the Indenture or to add any new provisions to the Indenture, provided that if such change, elimination or addition adversely affects the interests of the Holders of the Indenture Securities of any series or tranche in any material respect, such change, elimination or addition will become effective with respect to such series or tranche only when no Indenture Security of such series or tranche remains outstanding;
•	to provide collateral security for the Indenture Securities or any series thereof;

•	to establish the form or terms of the Indenture Securities of any series or tranche as permitted by the Indenture;
•	to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the Holders thereof, and for any and all other matters incidental thereto;
•	to evidence and provide for the acceptance of appointment by a successor trustee with respect to the Indenture Securities of one or more series;
•	to provide for the procedures required to permit the utilization of a non-certificated system of registration for all, or any series or tranche of, the Indenture Securities;
•	to change any place or places where (a) the principal of and premium, if any, and interest, if any, on all or any series of Indenture Securities, or any tranche thereof, will be payable, (b) all or any series of Indenture Securities, or any tranche thereof, may be surrendered for registration of transfer, (c) all or any series of Indenture Securities, or any tranche thereof, may be surrendered for exchange and (d) notices and demands to or upon the Company in respect of all or any series of Indenture Securities, or any tranche thereof, and the Indenture may be served; or
•	to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or to make any other changes to the provisions thereof or to add other provisions with respect to matters and questions arising under the Indenture, so long as such other changes or additions do not adversely affect the interests of the Holders of any series or tranche in any material respect.

Without limiting the generality of the foregoing, if the 1939 Act is amended after the date of the Indenture in such a way as to require changes to the Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the Indenture or at any time thereafter, were required by the 1939 Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and the Company and the Indenture Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to evidence or effect such amendment.

Modifications Requiring Consent

Except as provided above, the consent of the Holders of a majority in aggregate principal amount of the Indenture Securities of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the Indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of Indenture Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of outstanding Indenture Securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the Indenture Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the Holders of one or more, but less than all, such tranches, then the consent only of the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all tranches so directly affected, considered as one class, will be required; and provided, further, that no such amendment or modification may:

•	change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Indenture Security other than pursuant to the terms thereof, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of any Discount Security that would be due and payable upon a declaration of acceleration of Maturity or change the coin or currency (or other property) in which any Indenture Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity of any Indenture Security (or, in the case of redemption, on or after the Redemption Date) without, in any such case, the consent of the Holder of such Indenture Security;

•	reduce the percentage in principal amount of the outstanding Indenture Securities of any series, or any tranche thereof, the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with any provision of the Indenture or of any default thereunder and its consequences;
•	reduce the requirements for quorum or voting, without, in any such case, the consent of the Holder of each outstanding Indenture Debt Security of such series or tranche; or
•	modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Indenture Securities of any series, or any tranche thereof, without the consent of the Holder of each outstanding Indenture Security of such series or tranche.

A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of the Holders of, or which is to remain in effect only so long as there shall be outstanding, Indenture Securities of one or more specified series, or one or more tranches thereof, or modifies the rights of the Holders of such series or tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the Holders of any other series or tranche.

Notwithstanding the foregoing, so long as the Subordinated Debt Securities are held by the Trust, the Indenture Trustee may not consent to a supplemental indenture contemplated in the second preceding paragraph without the prior consent, obtained as provided in the Declaration of the holders of a majority in aggregate liquidation amount of all Preferred Securities, or, in the case of changes described in the bulleted paragraphs above, of each holder of outstanding Preferred Securities.

Certain Covenants of the Company

If at any time (a) there shall have occurred and be continuing a payment default with respect to Indenture Securities of a series, (b) the Company shall have given notice of its election of an Extension Period as provided in the Indenture with respect to the Indenture Securities of a series, and any such period, as so extended, shall be continuing, or (c) the Company shall be in default with respect to its payment or other obligations under the Guarantee relating to the Trust to which Indenture Securities of a series have been issued, then the Company shall not:

•	declare or pay any dividend on, make any distribution or liquidation payment with respect to, or redeem, purchase or exchange any of its capital stock;
•	make any payment of principal, premium, if any, or interest, if any, on or repay, repurchase or redeem any debt securities (including other Indenture Securities) issued by the Company that rank pari passu with or junior in right of payment to the Indenture Securities; or
•	make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee);

provided, however, that nothing herein shall be deemed to prohibit (i) dividends or distributions payable in shares of the Company’s capital stock, or in the form of warrants, options or other rights, where the dividend or distributed stock issuable upon exercise of the warrants, options or other rights are the same stock as that on which the dividend is being paid or is pari passu or junior to the stock, (ii) reclassification of the Company’s capital stock or exchange or conversion of shares of one class or series of the Company’s capital stock into shares of another class or series of the Company’s capital stock, (iii) purchases or other acquisitions of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged, (iv) redemption, purchases or other acquisitions of shares of the Company’s capital stock in connection with the satisfaction by the Company of its obligations under provisions of the Company’s Restated Articles of Incorporation, as amended, under any direct purchase, dividend reinvestment, customer purchase or employee benefit plans or under any contract or security requiring the Company to purchase shares of its capital stock, or (v) payments under any trust securities guarantee executed and delivered by the Company concurrently with the issuance of any preferred securities.

So long as the Trust Securities remain outstanding the Company will (a) maintain 100% direct ownership of the Common Securities of the Trust by the Company or any affiliate thereof, except as otherwise provided below under —Consolidation, Merger, Sale of Assets and Other Transactions, and (b) use all reasonable efforts to cause the Trust (i) to maintain its existence as a statutory trust, except in connection with a distribution of Subordinated Debt Securities, with the redemption, purchase or other acquisition and retirement of all Trust Securities of such trust or with certain mergers, consolidations or other business combinations, in each case as permitted by the Declaration, and (ii) to otherwise continue not to be treated as an association taxable as a corporation for United States federal income tax purposes.

The Indenture provides that the Company will cause (or, with respect to property owned in common with others, make reasonable effort to cause) all its properties used or useful in the conduct of its businesses, considered as a whole, to be maintained and kept in good condition, repair and working order and shall cause (or, with respect to property owned in common with others, make reasonable effort to cause) to be made such repairs, renewals, replacements, betterments and improvements thereof, as, in the judgment of the Company, may be necessary in order that the operation of such properties, considered as a whole, may be conducted in accordance with common industry practice; provided, however, that nothing in the Indenture shall prevent the Company from selling, transferring or otherwise disposing of, or causing the sale, transfer or other disposition of, any of its properties.

Book-Entry and Issuance

If distributed to holders of Trust Securities in connection with the voluntary or involuntary dissolution, winding-up or liquidation of the Trust, the Subordinated Debt Securities are expected to be issued in the form of one or more global certificates registered in the name of the securities depositary or its nominee. In such event, the procedures applicable to the transfer and payment of the Subordinated Debt Securities are expected to be substantially similar to those described with respect to the Preferred Securities in Description of the Preferred Securities–Book-Entry Only Issuance–The Depository Trust Company.

Duties of the Indenture Trustee; Resignation; Removal

The Indenture Trustee will have, and will be subject to, all the duties and responsibilities specified with respect to an indenture trustee under the 1939 Act. Subject to such provisions, the Indenture Trustee will be under no obligation to exercise any of the powers vested in it by the Indenture at the request of any Holder, unless such Holder offers it reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby. The Indenture Trustee will not be required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

The Indenture Trustee may resign at any time with respect to the Indenture Securities of one or more series by giving written notice thereof to the Company or may be removed at any time with respect to the Indenture Securities of one or more series by act of the Holders of a majority in principal amount of the outstanding Indenture Securities of such series delivered to the Indenture Trustee and the Company. No resignation or removal of the Indenture Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture. So long as no Indenture Event of Default or event which, after notice or lapse of time, or both, would become an Indenture Event of Default has occurred and is continuing, if the Company has delivered to the Indenture Trustee with respect to one or more series an instrument executed by an authorized officer of the Company appointing a successor trustee with respect to that or those series and such successor has accepted such appointment in accordance with the terms of the Indenture, the Indenture Trustee with respect to that or those series will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture.

Evidence of Compliance

Compliance with the Indenture provisions is evidenced by written statements of Company officers or persons selected by the Company. In certain cases, the Company must furnish opinions of counsel and certifications of an engineer, appraiser or other expert (who in some cases must be independent). In addition, the Indenture requires that the Company give the Indenture Trustee, not less than annually, a brief statement as to the Company’s compliance with the conditions and covenants under the Indenture.

Governing Law

The Indenture and the Indenture Securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the 1939 Act shall be applicable.

RELATIONSHIP AMONG THE PREFERRED SECURITIES,
THE SUBORDINATED DEBT SECURITIES AND THE GUARANTEE

As long as payments of interest and other payments are made when due on the Subordinated Debt Securities, such payments will be sufficient to cover Distributions and payments due on the Trust Securities primarily because (i) the aggregate principal amount of Subordinated Debt Securities will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and interest and other payment dates on the Subordinated Debt Securities will match the Distribution Rate and distribution and other payment dates for the Preferred Securities; (iii) the Company will pay for all costs and expenses of the Trust pursuant to the Agreement as to Expenses and Liabilities; and (iv) the Declaration provides that the Securities Trustees shall not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

Payments of Distributions (to the extent funds therefor are on hand available) and other payments due on the Preferred Securities (to the extent funds therefor are on hand available) are guaranteed by the Company as and to the extent set forth under Description of the Guarantee. If the Company does not make interest payments on the Subordinated Debt Securities, it is not expected that the Trust will have sufficient funds to pay Distributions on the Preferred Securities. The Guarantee is a guarantee from the time of its issuance, but does not apply to any payment of Distributions unless and until the Trust has sufficient funds on hand available for the payment of such Distributions.

If the Company fails to make interest or other payments on the Subordinated Debt Securities when due (taking into account any Extension Period), the Declaration provides a mechanism whereby the holders of the Preferred Securities may appoint a substitute Institutional Trustee. Such holders may also direct the Institutional Trustee to enforce its rights under the Subordinated Debt Securities, including proceeding directly against the Company to enforce the Subordinated Debt Securities. If the Institutional Trustee fails to enforce its rights under the Subordinated Debt Securities, to the fullest extent permitted by applicable law, any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Institutional Trustee’s rights under the Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, a holder of Preferred Securities may institute a legal proceeding directly against the Company, without first instituting a legal proceeding against the Institutional Trustee or any other person or entity, for enforcement of payment to such holder of principal of or interest on the Subordinated Debt Securities having a principal amount equal to the aggregate stated liquidation amount of the Preferred Securities of such holder on or after the due dates specified in the Subordinated Debt Securities.

If the Company fails to make payments under the Guarantee, the Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Guarantee Trustee to enforce its rights thereunder. In addition, any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Guarantee Trustee’s rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity.

The Guarantee, the Indenture, the Subordinated Debt Securities, the Declaration and the Agreement as to Expenses and Liabilities, taken together, collectively, constitute a full and unconditional guarantee by the Company, on a subordinated basis, of the payments due on the Preferred Securities.

Upon any voluntary or involuntary dissolution, winding-up or termination of the Trust, unless the Subordinated Debt Securities are distributed in connection therewith, the holders of Preferred Securities will be entitled to receive, out of assets legally available for distribution to holders, the Liquidation Distribution in cash. See Description of the Preferred Securities–Termination of Trust; Liquidation Distribution.

Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Institutional Trustee, as holder of the Subordinated Debt Securities, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Indebtedness, but entitled to receive payment in full of principal and interest, before any stockholders of the Company receive payments or distributions. Because the Company is guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of the Trust (other than the Trust’s obligation to holders of the Preferred Securities) pursuant to the Agreement as to Expenses and Liabilities, the positions of a holder of Preferred Securities and a holder of Subordinated Debt Securities relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company would be substantially the same.

A default or event of default under any Senior Indebtedness would not constitute a default or Indenture Event of Default. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness, the subordination provisions of the Subordinated Debt Securities provide that no payments may be made in respect of the Subordinated Debt Securities until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Subordinated Debt Securities would constitute an Indenture Event of Default, except that failure to make interest payments on the Subordinated Debt Securities will not be an Indenture Event of Default during an Extension Period; provided, however, that any Extension Period may not exceed five years or extend beyond the stated maturity of the Subordinated Debt Securities.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax considerations to a holder with respect to the purchase, ownership and disposition of the Preferred Securities. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly on a retroactive basis. The authorities on which this discussion is based are subject to various interpretations, and it is therefore possible that the U.S. federal income tax treatment of the ownership and disposition of the Preferred Securities may differ from the treatment described below. This discussion does not address the tax consequences arising under any state, local or foreign law.

This discussion applies only to initial beneficial owners that purchase Preferred Securities upon original issuance at the initial offering price and that hold Preferred Securities as capital assets (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be important to particular beneficial owners in light of their individual circumstances, or to certain types of beneficial owners. Such beneficial owners may include banks and other financial institutions, insurance companies, tax-exempt entities, dealers in securities, traders in securities who elect to use a mark-to-market method of accounting, holders subject to the U.S. federal alternative minimum tax, certain former citizens or former long-term residents of the United States, beneficial owners that are not “U.S. holders,” partnerships or other entities classified as partnerships or flow-through entities for U.S. federal income tax purposes, certain trusts, hybrid entities, persons holding the Preferred Securities as part of a hedging or conversion transaction, a straddle or other risk reduction transaction for U.S. federal income tax purposes or “U.S. holders” that have a functional currency other than the U.S. dollar.

As used herein, the term “U.S. holder” means a beneficial owner of Preferred Securities that is, for U.S. federal income tax purposes, a citizen or resident of the United States, a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State thereof, or the District of Columbia, or an estate or trust that is a United States person as defined in the Code.

If a partnership is the beneficial owner of Preferred Securities, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner of Preferred Securities that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal, state, local, foreign, and other tax consequences of the acquisition, ownership and disposition of the Preferred Securities.

Prospective purchasers are urged to consult their own tax advisors as to the particular U.S. federal income and estate tax consequences to them of the acquisition, ownership and disposition of the Preferred Securities as well as any tax consequences under state, local and foreign tax laws, and the possible effects of changes in tax laws.

Classification of the Subordinated Debt Securities

The Company will treat the Subordinated Debt Securities as indebtedness of the Company for U.S. federal income tax purposes under current law, and each holder, by acceptance of a beneficial ownership interest in the Preferred Securities, covenants to treat the Subordinated Debt Securities as indebtedness, and to treat the Preferred Securities as evidence of an indirect beneficial ownership interest in the Subordinated Debt Securities. No assurance can be given, however, that the classification of the Subordinated Debt Securities as debt will not be challenged by the Internal Revenue Service (the “IRS”) or that any such challenge will not be successful. The discussion herein assumes that the Subordinated Debt Securities will be classified as indebtedness of the Company for U.S. federal income tax purposes.

Classification of the Trust

It is a condition to the issuance of the Preferred Securities that Dewey Ballantine LLP, tax counsel to the Company, renders its opinion generally to the effect that under then current U.S. federal income tax law, and assuming full compliance with the Declaration and based on certain facts and assumptions contained in such opinion, the Trust will be classified as a grantor trust and will not be classified as an association taxable as a corporation for U.S. federal income tax purposes. Accordingly, for U.S. federal income tax purposes, each holder of Preferred Securities generally will be considered the owner of an undivided interest in the Subordinated Debt Securities, and each holder will be required to include in its gross income any interest with respect to its allocable share of those Subordinated Debt Securities.

Payments of Interest

Under the Indenture, the Company has the right to defer the payment of interest on the Subordinated Debt Securities at any time or from time to time for one or more deferral periods not exceeding five years, provided that no deferral period shall end on a date other than an interest payment date or extend beyond the stated maturity of the Subordinated Debt Securities (or the date on which they are redeemed). Under applicable Treasury regulations, debt instruments such as the Subordinated Debt Securities which are issued at face value generally will not be considered issued with OID, even if the issuer can defer payment of the interest, if the likelihood of deferral is “remote.” The Company does not presently intend to exercise its right to deferral, and believes the likelihood of deferral is remote. Accordingly, the Company intends to take the position that the Subordinated Debt Securities will not be issued with OID and, accordingly, stated interest on the Subordinated Debt Securities generally will be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with such U.S. holder’s method of accounting.

The regulations have not yet been addressed in any rulings or other interpretations by the IRS, and the IRS could take the position that the likelihood of deferral of interest payments is not remote, or that the Subordinated Debt Securities are otherwise issued with OID. Under OID principles, a holder generally is required to include OID in gross income for U.S. federal income tax purposes in advance of the receipt of the cash payment to which such income is attributable. In particular, if the IRS were to assert successfully that the stated interest on the Subordinated Debt Securities were OID regardless of whether the Company exercises its right to defer payments of interest on such Subordinated Debt Securities, a holder would be required to include the OID on the Subordinated Debt Securities in ordinary income on a daily economic accrual basis, regardless of the holder’s method of tax accounting and in advance of receipt of the cash attributable to such interest income. Under the OID economic accrual rules, a holder would accrue an amount of interest income each year that approximates the stated interest payments called for under the Subordinated Debt Securities, and actual cash payments of interest on the Subordinated Debt Securities would not be reported separately as taxable income. Similarly, even if the IRS were not to take such a view, but the Company nonetheless were actually to exercise its rights to defer interest payments, the Subordinated Debt Securities would be treated for U.S. federal income tax purposes as “reissued” with OID on the date of the exercise of such rights, and the results would be the same as those discussed above.

In addition, it is possible that the IRS could disagree with the treatment described above and take the position that the Subordinated Debt Securities are contingent payment debt instruments, or become contingent payment debt instruments upon a deferral of interest payments. In such case, the amount, timing and character of income you recognize may be substantially different than as discussed above. In particular, you may be required to recognize taxable income in each year significantly in excess of interest payments actually received in that year and to recognize ordinary income on the gain, if any, realized on a sale, exchange or other disposition of the Preferred Securities. You should consult your own tax advisor in this regard.

A U.S. holder of Preferred Securities will not be entitled to a dividends received deduction with respect to any income earned on the Preferred Securities.

Sales of Preferred Securities

Upon a sale, exchange or other disposition of the Preferred Securities (including a distribution of cash in redemption of a U.S. holder’s Preferred Securities upon redemption or repayment of the underlying Subordinated Debt Securities, but excluding the distribution of Subordinated Debt Securities), the U.S. holder will be considered to have disposed of all or part of its pro rata share of the Subordinated Debt Securities, and will recognize gain or loss equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in its pro rata share of the under-

lying Subordinated Debt Securities deemed disposed of. The amount realized will be equal to the amount of cash and the fair market value of any other property received (other than amounts representing accrued but unpaid interest, which will be treated as interest and taxable as provided under —Payments of Interest). Such gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the Preferred Securities have been held for more than one year. Long-term capital gains of noncorporate taxpayers are generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of capital losses is subject to limitations.

Distribution of the Subordinated Debt Securities to a U.S. Holder of Preferred Securities

Under current law, and assuming the treatment of the Trust as a grantor trust is respected, a distribution by the Trust of the Subordinated Debt Securities as described under the caption Description of the Preferred Securities—Special Event Redemption; Distribution of Subordinated Debt Securities will be non-taxable and will result in a U.S. holder’s receiving directly its pro rata share of the Subordinated Debt Securities previously held indirectly through the Trust, with a holding period and tax basis equal to the holding period and adjusted tax basis such U.S. holder was considered to have had in its pro rata share of the underlying Subordinated Debt Securities prior to such distribution. If, however, the exchange is caused by a Tax Event that has occurred and is continuing, which results in the Trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to the Trust and a U.S. holder of the Preferred Securities.

Backup Withholding and Information Reporting

In general, a U.S. holder will be subject to U.S. federal backup withholding tax at the applicable rate with respect to interest, principal, or premium, if any, paid on Preferred Securities and the proceeds from the sale, exchange, redemption, or other disposition of Preferred Securities if the U.S. holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. In addition, such payments of interest, principal or premium and the proceeds of a sale, redemption, or other disposition by the U.S. holder will generally be subject to information reporting requirements. The amount of any backup withholding from a payment to the U.S. holder will be allowed as a credit against such U.S. holder’s U.S. federal income tax liability and may entitle such U.S. holder to a refund, provided the required information is furnished to the IRS.

This discussion of material U.S. federal income tax considerations is for general information only and is not tax advice. Accordingly, holders should consult their own tax advisors as to the particular tax consequences to them of the acquisition, ownership and disposition of the Preferred Securities including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Preferred Securities by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment of a portion of the assets of any Plan in the Preferred Securities, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, with-

out limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

Whether or not the underlying assets of the Trust were deemed to include “plan assets,” as described below, the acquisition, holding and/or participation in the remarketing of the Preferred Securities by an ERISA Plan with respect to which the Trust, the Company, the Indenture Trustee, the Guarantee Trustee or any of the Securities Trustees is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions (“PTCE”) that may apply to the acquisition, holding and remarketing of the Preferred Securities. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied with respect to the acquisition, holding and remarketing of the Preferred Securities.

Plan Asset Issues

ERISA and the Code do not define “plan assets.” However, regulations (the “Plan Asset Regulations”) promulgated under ERISA by the DOL generally provide that when an ERISA Plan acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the ERISA Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by “benefit plan investors” is not significant or that the entity is an “operating company,” in each case as defined in the Plan Asset Regulations. The Plan Asset Regulations define an “equity interest” as any interest in an entity, including a beneficial interest in a trust, other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. Although for U.S. Federal income tax purposes the Company will treat the Preferred Securities as indebtedness, it is possible that the Preferred Securities could be deemed equity interests for purposes of the Plan Asset Regulations.

It is not anticipated that the Preferred Securities would qualify as “publicly offered” securities for purposes of the Plan Asset Regulations. Also for purposes of the Plan Asset Regulations, equity participation in an entity by benefit plan investors will not be significant if they hold, in the aggregate, less than 25% of the value of any class of such entity’s equity, excluding equity interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof. For purposes of this 25% test, “benefit plan investors” include all employee benefit plans, whether or not subject to ERISA or the Code, including “Keogh” plans, individual retirement accounts and pension plans maintained by foreign corporations, as well as any entity whose underlying assets are deemed to include “plan assets” under the Plan Asset Regulations (e.g., an entity of which 25% or more of the value of any class of equity interests is held by benefit plan investors and which does not satisfy another exception under the Plan Asset Regulations). There can be no assurance that equity participation by benefit plan investors in the Trust will not be significant, and it is not anticipated that the Trust will qualify as an operating company.

Plan Asset Consequences

If the assets of the Trust were deemed to be “plan assets” under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by the Trust, and (ii) the possibility that certain transactions in which the Trust might seek to engage could constitute “pro-

hibited transactions” under ERISA and the Code. Because of the foregoing, the Preferred Securities should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and/or holding is (and participation in any remarketing will be) eligible for the exemptive relief available under PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) or PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).

Representation

Accordingly, by acceptance of the Preferred Securities, each purchaser and subsequent transferee of the Preferred Securities will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the Preferred Securities (or interest therein) constitutes assets of any Plan, or (ii) the purchase and holding of the Preferred Securities (or interest therein) by such purchaser or transferee is (and the participation in any remarketing of the Preferred Securities will be) eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Preferred Securities on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase, holding and remarketing of the Preferred Securities. Employee benefit plans which are governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) generally are not subject to ERISA requirements but may he subject to comparable requirements.

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended. The Company files annual, quarterly and special reports, proxy statements and other documents with the SEC (File No. 1-3701). These documents contain important business and financial information. You may read and copy any materials the Company files with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. However, information on this website does not constitute a part of this Prospectus.

Incorporation of Documents by Reference

The SEC allows the Company to incorporate by reference the information that it files with the SEC. This allows the Company to disclose important information to you by referring you to those documents rather than repeating them in full in this Prospectus. The Company is incorporating into this Prospectus by reference:

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the SEC pursuant to the Exchange Act,
•	the Company’s Current Report on Form 8-K, filed with the SEC pursuant to the Exchange Act on March 15, 2004,
•	all other documents filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of the Company’s most recent Annual Report and prior to the termination of the offering made by this Prospectus,
•	and all of those documents are deemed to be a part of this Prospectus from the date of filing such documents. The documents incorporated into this Prospectus by reference are referred to as the “Incorporated Documents”. Any statement contained in an Incorporated Document may be modified or superseded by a statement in this Prospectus (if such Incorporated Document was filed prior to the date of this Prospectus) or in any subsequently filed Incorporated Document.

You may request copies of any of the Incorporated Documents, at no cost, by contacting the Company at the address or telephone number provided on page 1 of this Prospectus. The Company maintains an Internet site at http://www.avistacorp.com which contains information concerning the Company and its affiliates. The information contained at the Company’s Internet site is not incorporated in this Prospectus by reference and you should not consider it a part of this Prospectus.

UNDERWRITING

The Company and the Trust have entered into an underwriting agreement (the “Underwriting Agreement”) with Lehman Brothers Inc. as representative (the “Representative”) of the several underwriters named below (the “Underwriters”). In the Underwriting Agreement, each Underwriter has severally, but not jointly, agreed, subject to the terms and conditions set forth therein, to purchase all of the Preferred Securities set opposite its name below if any of the Preferred Securities are purchased.

Number of
Name	Preferred Securities

Lehman Brothers Inc.	48,000
McDonald Investments Inc.	6,000
Piper Jaffray & Co.	6,000
Total	60,000

Because the Trust will invest the proceeds from the sale of the Preferred Securities in the Subordinated Debt Securities issued by the Company, the Underwriting Agreement provides that the Company will pay an underwriting commission of $15.00 per Preferred Security (or $900,000 for all Preferred Securities) to the Representative for the account of the several Underwriters, as compensation.

The Underwriters propose to offer the Preferred Securities directly to the public at the initial public offering price set forth on the cover page of this Prospectus and may offer them to certain securities dealers at such price less a concession not in excess of 1.0% of the liquidation amount per Preferred Security. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0.35% of the liquidation amount per Preferred Security to certain brokers and dealers. After the Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

Prior to this offering, there has been no public market for the Preferred Securities. The Preferred Securities will not be listed on a securities exchange. The Representative has advised the Company that the Underwriters intend to make a market in the Preferred Securities. The Underwriters will have no obligation to make a market in the Preferred Securities, however, and may cease market making activities, if commenced, at any time.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act or contribute to payments that each Underwriter may be required to make in respect thereof.

The Company’s expenses associated with the offer and sale of the Preferred Securities, not including underwriting commissions, are estimated to be $500,000.

In order to facilitate the offering of the Preferred Securities, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Preferred Securities. Specifically, the Underwriters may over-allot in connection with the offering, creating short positions in the Preferred Securities for their own account. In addition, to cover over-allotments or to stabilize the price of the Preferred Securities, the Underwriters may bid for, and purchase, Preferred Securities in the open market. The Underwriters may reclaim selling concessions allowed to an Underwriter or dealer for distributing Preferred Securities in the offering, if the Underwriters repurchase previously distributed Preferred Securities in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Preferred Securities above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

Neither the Company, the Trust nor the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Preferred Securities. In addition, neither the Company, the Trust nor the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions once commenced will not be discontinued without notice.

The offering is being conducted in accordance with the applicable provisions of Rule 2810 of the Conduct Rules of the National Association of Securities Dealers, Inc (the “NASD”). Offers and sales of Preferred Securities will be made only to (i) “qualified institutional buyers” (“QIBs”), as defined in Rule 144A under the Securities Act, and (ii) “accredited investors”, as defined in Rule 501(a) of Regulation D under the Securities Act. In recommending interests in the Preferred Securities, members will have reasonable grounds to believe, on the basis of information obtained from the participant or, in the case of QIBs, from recognized lists of QIBs, that the participant satisfies the criteria set forth above.

The Underwriters and their affiliates engage in transactions with, and from time to time, have performed services for, the Company and its affiliates in the ordinary course of business.

LEGAL OPINIONS

Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the Declaration and the creation of the Trust will be passed upon on behalf of the Trust by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Company and the Trust. Certain matters of New York law and of federal securities laws relating to the validity of the Subordinated Debt Securities and the Guarantee and certain matters relating thereto will be passed upon for the Company by Dewey Ballantine LLP, New York, New York, counsel to the Company, and by David J. Meyer, Esq., Vice President and Chief Counsel for Regulatory and Governmental Affairs of the Company. Certain matters of Washington corporate law and matters relating to public utility regulatory approvals under Washington, Idaho, Montana, Oregon and California law relating to the authorization of the Subordinated Debt Securities and the Guarantee will be passed upon for the Company by Heller Ehrman White & McAuliffe LLP, counsel for the Company. Certain United States federal income taxation matters will be passed upon for the Company and the Trust by Dewey Ballantine LLP, counsel to the Company and the Trust. The validity of the Preferred Securities will be passed upon for the Underwriters by Sullivan & Cromwell LLP, New York, New York. In giving their opinions Dewey Ballantine LLP and Sullivan & Cromwell LLP may assume the conclusions of Washington, California, Idaho, Montana and Oregon law set forth in the opinion of Heller Ehrman White & McAuliffe LLP and the conclusions of Delaware law set forth in the opinion of Richards, Layton & Finger, P.A.

EXPERTS

The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company’s most recent Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

GLOSSARY OF TERMS USED IN THE PROSPECTUS

Term	Defined on Page

10-year Treasury CMT	20
1939 Act	16
1940 Act	22
3-month LIBOR Rate	19
30-year Treasury CMT	21
Adjustable Rate	2
Agreement as to Expenses and Liabilities	4
Avista Advantage	14
Avista Energy	15
Avista Power	15
Benchmark Rates	19
Beneficial Owner	26
Beneficiaries	36
Business Day	21
Calculation Agent	21
Code	48
Common Securities	1
Company	1
Coyote Springs 2	15
CT	15
Debt Securities Redemption Price	4
Declaration	16
Declaration Event of Default	29
Delaware Trustee	1
Designated CMT Maturity Index	21
Direct Participants	26
Distribution Payment Date	3
Distribution Period	2
Distribution Rate	1
Distributions	1
DOL	51
DTC	5
DTCC	26
Election Date	2
ERISA	50
ERISA Plan	50
ERM	10
Expenses	36
Extension Period	3
FERC	10
Fixed Rate	1
Fixed Rate Period	1
Floating Rate	2
Floating Rate Determination Date	21
Floating Rate Period	2
Guarantee	1
Guarantee Payments	34
Guarantee Trustee	1
Holder	37
Incorporated Documents	52
Indenture	1
Indenture Event of Default	29
Indenture Securities	36
Indenture Trustee	1
Indirect Participants	26
Initial Credit Spread	2
Initial Distribution Rate	1
Initial Fixed Rate Period	1
Institutional Trustee	1
Interest Payment Date	36
Interest Period	36
Interest Rate	36
Investment Company Act Event	22
IPUC	10
IRS	48
Issue Date	1
Liquidation Distribution	28
London Business Day	21
Maturity	37
NASD	54
Notice of Election	24
OID	3
Participants	26
PCA	10
Plan	50
Plan Asset Regulations	51
Preferred Securities	1
Preferred Securities Redemption Price	7
PTCE	51
Record Date	19
Redemption Date	4
Reference Dealer	20
Regular Trustees	1
Remarketing Agent	2
Remarketing Agreement	25
Remarketing Date	25
Remarketing Settlement Date	25
Representative	53
SEC	11
Securities Act	26
Securities Registrar	33
Securities Trustees	1
Similar Laws	50
Special Event Redemption	22
Subordinated Debt Securities	1
Tax Event	22
Telerate Page 3750	21
Telerate Page 7051	21
Treasury Debentures	20
Trust	1
Trust Property	16
Trust Securities	4
U.S. holder	48
Underwriters	53
Underwriting Agreement	53
WUTC	10

A-1

60,000 Preferred Securities

AVISTA CORPORATION

AVA Capital Trust III

Flexible Trust Preferred Securities

(T-FLEXSM)

(Five Year Initial Fixed Rate Period)

(Liquidation Amount $1,000 per Preferred Security)

Fully and unconditionally guaranteed, as described herein

PROSPECTUS

March 29, 2004

LEHMAN BROTHERS

MCDONALD INVESTMENTS INC.

PIPER JAFFRAY